AGREEMENT AND PLAN OF MERGER

AMONG:

AI TECHNOLOGY GROUP INC.

AND

BIOMED360 SOLUTIONS CORP.

AND

AVM BIOTECHNOLOGY INC.

Dated: July 31, 2025

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT made as of the 31st day of July, 2025,

AMONG:

AI TECHNOLOGY GROUP INC., a company incorporated under the laws of the State of Nevada

(the "**Parent**")

AND: **BIOMED360 SOLUTIONS CORP.** a corporation incorporated under the laws of the Province of British Columbia

(the "**BioMed**")

AND:

AVM BIOTECHNOLOGY INC., a corporation incorporated under the laws of the State of Washington

(the "**Corporation**")

WHEREAS:

The parties intend that a wholly owned subsidiary of the Parent to be incorporated under the laws of the State of Washington for the purposes of this agreement (the "**Merger Sub**") be merged with and into the Corporation, with the Corporation surviving that merger on the terms and subject to the conditions set forth herein (the "**Merger**");

The board of directors of the Corporation has unanimously :

(a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Corporation and the Shareholders;

(b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

(c) resolved to recommend adoption of this Agreement by Shareholders in accordance with the Washington Business Corporation Act (the "**WBCA**");

Following the execution of this Agreement, the Corporation will seek to obtain, in accordance with Section 11A of the WBCA, the Corporation Shareholder Approval relating to this Agreement, the Merger and the transactions contemplated hereby;

BioMed, directly and through its subsequent share position in the Parent, has worked with the Corporation for several years to advance the Corporation's development, including due diligence in both Canadian and US markets, providing $1 million in loan financing, identification and acquisition of Parent, legal, accounting, organizational and investor meetings and various other costs;

The respective boards of directors of Parent and Merger Sub have or will have unanimously:

(a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, the Merger Sub and their respective shareholders; and

(b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

The parties wish to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement, including the Merger.

NOW, THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Definitions

The following capitalized terms, as used herein, have the following meanings (certain other capitalized terms are defined in the text of this Agreement and have the meaning ascribed to them herein):

"**Acquisition Transaction**" means (i) the acquisition, directly or indirectly, by any person or any persons acting jointly or in concert of voting securities of the Corporation which, together with all other voting securities of the Corporation held by such Person or Persons, constitute, in the aggregate, more than 50% of all outstanding voting securities of the Corporation; or (ii) an amalgamation, reorganization, merger, consolidation, arrangement or other form of business combination of the Corporation, other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity; or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation. Expressly excluded from this definition are the Corporation's efforts to apply for and receive grants.

"**Affiliate**" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

"**Agreement**" means this Agreement and Plan of Merger.

"**Anti-Money Laundering Laws**" has the meaning ascribed to such term in Section 6.13.

"**Applicable Law**" means, with respect to any Person, any law, including any federal, state, provincial, municipal or local, or foreign statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement, all as in effect as of the Closing, of any Regulatory Authority (including any applicable rules, policies or regulations of any stock market or securities exchange) applicable to such Person or any of its

Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates).

"**Assessments**" has the meaning ascribed to such term in Section 4.14.14.

"**Associate**" means with respect to any Person (a) any other Person of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities issued by such other Person; (b) any trust or other estate in which such Person has a 10% or more beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; (c) any spouse of such Person, or any relative of such Person or such Person's spouse who has the same home as such Person; or (d) who is a director or officer of such Person or any Affiliate thereof.

"**Balance Sheet**" means the interim balance sheet of the Corporation dated December 31, 2024.

"**Business**" means the business as heretofore or currently conducted by the Corporation in the research and development of a novel cancer treatment.

"**Business Day**" means a day other than a Saturday, Sunday or other day on which commercial banks in Washington State are authorized or required by law to close.

"**Certificate of Merger**" has the meaning ascribed to such term in Section 2.5.

"**Closing**" has the meaning ascribed to such term in Section 2.3.

"**Closing Date**" has the meaning ascribed to such term in Section 2.3.

"**Code**" means the Internal Revenue Code of 1986, as amended, and the regulatory and administrative guidance promulgated and in effect thereunder.

"**Confidentiality Agreement**" has the meaning ascribed to such term in Section 7.5 and Section 8.1.

"**Consideration Shares**" means the Parent Shares to be issued to the Receiving Shareholders at a deemed price of $2.50 per Consideration Share with such shares eligible for tax free transfer under IRS Section 368.

"**Contracts**" means all material contracts, agreements, options, leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which the Corporation is a party and "**Contract**" means any one of them.

"**Control**" (or any variation thereof including the terms "**Controlling**", "**Controlled by**" and "**under common Control with**") with respect to any Person at any time means the ability of any other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), directly, or indirectly, through one or more Affiliates,

(a) to control the election or appointment of individuals who are responsible for the supervision and management of the business and affairs of such Person; or

(b) to exercise de facto control of such Person, whether directly or indirectly and whether through the ownership of securities, a trust, a contract or otherwise.

"Corporation Certificate of Incorporation" means the Corporation's Certificate of Incorporation, as amended from time to time.

"Corporation Escrow Documents" has the meaning ascribed to such term in Section 2.2(a).

"Corporation Personal Information" has the meaning ascribed to such term in Section 8.2.1.

"Corporation Shareholder Approval" means the affirmative vote, whether at a meeting of the Shareholders or by written consent in lieu of a meeting of Shareholders, of holders representing at least 66% of the outstanding Common Stock (as defined in the Corporation Certificate of Incorporation); related to the Merger contemplated by this Agreement.

"Corporation Transaction Costs" means:

(a) the Corporation's reasonable and/or contracted legal, accounting and investment banking fees or obligations;

(b) amounts owed by the Corporation under the current Management Incentive Plan; and

(c) any Taxes payable by the Corporation in respect of any of the above costs or expenses.

"D&O Insurance" has the meaning ascribed to such term in Section 7.7.

"Damages" means all demands, claims, actions, causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement (net of insurance proceeds actually received), including reasonable costs, fees and expenses of attorneys, accountants and other agents of, or other Persons retained by, such Person.

"Direct Claim" has the meaning ascribed to such term in Section 11.3.3.

"Disclosure Letter" means the Disclosure Letter to be delivered by the Corporation to the Parent and Merger Sub prior to Closing.

"Dissenting Shares" has the meaning ascribed to such term in Section 2.10.

"Effective Time" has the meaning ascribed to such term in Section 2.5.

"Employee Benefit Plan" means:

(a) bonus arrangements, vacation entitlements, commission arrangements, stock option plans, stock purchase plans, incentive plans, deferred compensation plans, profit sharing plans and other similar benefits, plans or arrangements;

(b) insurance, health, welfare, drug, disability, pension, retirement, travel, hospitalization, medical, dental, legal counseling, eye care and other similar benefits, plans or arrangements; and

(c) agreements or arrangements with any labor organization and written or oral employment agreements or arrangements,

currently maintained, or otherwise contributed to or required to be contributed to, by the Corporation for the benefit of their employees or former employees.

"Employment Agreement" means the Employment Agreement to be delivered to the Merger Sub by the Key Employee at Closing.

"ERISA" means the *Employee Retirement Income Security Act* of 1974, as amended, and regulations promulgated thereunder.

"Escrow Agent" means the escrow agent appointed from time to time pursuant to the Escrow Agreement.

"Escrow Agreement" means the Escrow Agreement to be executed and delivered by the parties to the Escrow Documents simultaneously with the execution and delivery of this Agreement excluding the Disclosure Letter to be delivered prior to closing.

"Escrow Date" means the date of the Escrow Agreement.

"Escrow Documents" has the meaning ascribed to such term in Section 2.2(b).

"Financials" means the audited consolidated financial statements of the Corporation for the periods ended December 31, 2024 as referred to in Section 4.6.1.

"US GAAP" means United States generally accepted accounting principles.

"Indemnifying Party" means with respect to any Shareholder Indemnitee asserting a claim under Article 11, the Surviving Corporation and the Parent.

"Indemnitee" means: the Shareholder Indemnitees with respect to claims for which the Surviving Corporation or the Parent is an Indemnifying Party under Article 11.

"Independent Auditors" has the meaning ascribed to such term in Section 4.6.1.

"Insurance Policies" has the meaning ascribed to such term in Section 4.17.1.

"Intellectual Property Rights" has the meaning ascribed to such term in Section 4.15.1.

"Interim Financials" means the unaudited consolidated financial statements of the Corporation for the six (6) month period ended June 30, 2025, consisting of balance sheet and the accompanying statements of profit and loss, retained earnings and changes in financial position, and statement of shareholders equity and related notes for the period then ended;

"Interim Period" means the period from and including the date of this Agreement to and including the Effective Time.

"Investment Agreement" means that letter of intent dated May 26, 2025 between the Parent and the Corporation.

"Investment Obligations" means the minimum loan amounts required under the Investment Agreement on dates and tranches below with such dates below subject to a 30-day grace period beginning on the later of the date of this Agreement and the dates contained below, before being deemed a material breach in the following amounts of:

(a) A minimum of $1,000,000 provided on July 3, 2025 and a maximum of $1,500,000 thereafter ("**Tranche 1**"), with such loans exchanged for Parent Shares at the rate of $1.00 per share on the Effective Time. Tranche 1 was provided by BioMed360 on behalf of the Parent.

(b) $1,000,000 on each of August 31, 2025, October 31, 2025, December 31, 2025 and February 28, 2026 ("**Tranche 2**") with such loans exchanged for Parent Shares at the rate of $2.50 per share on the Effective Time: and

(c) A minimum of $10,000,000 and a maximum of $25,000,000 on or before the Closing Date ("**Tranche 3**") with amounts exchanged for Parent Shares at the rate of $2.50 per share on the Effective Time.

"Key Employee" means Theresa Deisher and any other employees identified by the Merger Sub to the Corporation at or prior to the Effective Time.

"Knowledge" with respect to any Person, means the actual knowledge of such Person. With respect to the Corporation, "Knowledge" means the Knowledge of Theresa Deisher. With respect to the Parent or Merger Sub, "Knowledge" means the Knowledge of Marcus Johnson.

"Letter of Transmittal" has the meaning ascribed to such term in Section 2.11.

"Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on or otherwise disclosed in the financial statements of such Person.

"Lien" means, with respect to any asset, any mortgage, assignment, trust or deemed trust (whether contractual, statutory or otherwise arising), title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such assets.

"Loan Facility" means those loans to the Corporation owing to certain individuals in the principle amount of $2,604,000 and accrued interest, including any amounts resulting from a step-up from the initial rate. This amount is approximately $472,246 as of the date June 30, 2025, will continue to accrue after June 30, 2025, until the effective date of this transaction.

"Material Adverse Effect" means a change in, or effect on, the operations, affairs, financial condition, results of operations, assets, Liabilities or any other aspect of a Person, their Subsidiaries or its or their businesses, that results in a material adverse effect on, or a material adverse change in, any such aspect of such Person, their Subsidiaries or its or their businesses, and without limiting the generality of the foregoing, includes any material effect on or material

change in the Patents; provided, however, that "Material Adverse Effect" will not include any circumstance, development, effect, event, condition or occurrence arising out of or attributable to:

(a) any changes in global or U.S. economic, political or financial conditions or capital markets, including any reduction in major market indices or any general suspension of trading in securities or moratorium;

(b) any acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof;

(c) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the other party;

(d) any changes in Applicable Laws or accounting rules (including US GAAP) or the enforcement, implementation or interpretation thereof; or

(e) the announcement, pendency or completion of the transactions contemplated by this Agreement or the communication to any third party by the applicable party hereto of its plans or intentions with respect to any other party hereto or any of their Subsidiaries.

(f) Changes the Parent knew about including developments arising from facts disclosed in the Disclosure Letter

"**Material Contracts**" means as listed on the Disclosure Letter.

"**Material Leases and Licenses**" has the meaning ascribed to such term in Section 4.8.4.

"**Merger**" has the meaning ascribed to such term in the Recitals.

"**Merger Consideration**" means:

(a) the Investment Obligations

(b) the payout by the Surviving Corporation at the Effective Time of the Loan Facility including the payment by the Surviving Corporation immediately following the Effective Time of any interest in respect to the Loan Facility; and

(c) the allotment and issuance by the Parent from treasury to Merger Sub and by the Merger Sub to the Receiving Shareholders (in accordance with their Percentage Interests) of the Consideration Shares in accordance with the terms of the Support Agreement and this Agreement, as applicable.

"**Merger Sub**" has the meaning ascribed to such term in the Recitals, and will be incorporated prior to Closing.

"**Option**" means any option to purchase any Shares granted under the Stock Option Plan and still outstanding as of immediately prior to the Effective Time.

"**Optionholder**" means a holder of an Option.

"Parent" has the meaning ascribed to such term in the Recitals.

"Parent Personal Information" has the meaning ascribed to such term in Section 8.2.2.

"Parent Shares" means the common shares in the capital of the Parent.

"Percentage Interest" means, with respect to any Receiving Shareholder, the percentage interest in the Merger Consideration as determined in accordance with the terms herein.

"Person" means an individual, corporation, firm, partnership, limited liability company, limited liability partnership, association, syndicate, trust, estate or other entity or organization, including a Regulatory Authority.

"Premises" means those premises that have been occupied or used, or are occupied or used, by the Corporation in connection with the Business.

"Proceedings" means judicial proceedings in a court of law

"Qualified Employee Benefit Plan" has the meaning ascribed to such term in Section 4.14.10(a).

"Receiving Shareholders" means the Shareholders who will receive Merger Consideration in accordance with this Agreement

"Regulatory Approval" means the approvals listed at Schedule C–Regulatory Approvals.

"Regulatory Authority" means any governmental or regulatory authority, including any federal, provincial, state, municipal or local, or foreign government; any quasi-regulatory authority (including, but not limited to, any stock market or securities exchange), any government agency, instrumentality or court; any government or self-regulatory organization; any commission, tribunal arbitrator or arbitrating body or organization of any of the foregoing; any regulatory, administrative or other agency of any of the foregoing, or any political or other subdivision, department or branch of any of the foregoing.

"Representatives" means, with respect to any Person, such Person's directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other representatives.

"Required Consents" means Required Contractual Consents, Corporation Shareholder Approval, Parent Shareholders Consent, and Regulatory Approvals.

"Required Contractual Consents" has the meaning ascribed to such term in Section 4.12.2.

""**Scheduled Contracts"** has the meaning ascribed to such term in Section 4.11.1.

"Shares" means all of the issued and outstanding shares of capital stock of the Corporation.

"Shareholder" means the holder of any Shares.

"**States**" means each and every state of the United States in which the Corporation operates any part of the Business.

"**Stock Option Plan**" means the stock option plan of the Corporation

"**Straddle Period**" has the meaning ascribed to such term in Section 13.4.

"**Subsidiary**" means, with respect to any Person, (i) any corporation as to which more than 10% of the outstanding shares having ordinary voting rights or power (and excluding shares having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights may be exercised) is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person's Subsidiaries; and (ii) any partnership, joint venture or other similar relationship between such Person (or any Subsidiary thereof) and any other Person (whether pursuant to a written agreement or otherwise).

"**Surviving Corporation**" has the meaning ascribed to such term in Section 2.1(a).

"**Tax**" means all taxes imposed of any nature including any United States (whether federal, territorial, state or local), Canadian (whether federal, territorial, provincial or local) or foreign income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax or employer health tax), capital tax, real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, Goods and Services Tax, Harmonized Sales Tax, Provincial Sales Tax, severance tax, premiums tax, occupation tax, customs and import duties, together with any interest or any penalty, addition to tax or additional amount imposed by any Regulatory Authority responsible for the imposition of any such tax or in respect of or pursuant to any United States (whether federal, territorial, state or local), Canadian (whether federal, territorial, provincial or local) or other Applicable Law.

"**Tax Return**" means any return, declaration, report, claim for refund, forms or other information return or statement or other document required to be filed with any Regulatory Authority with respect to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

"**Third Party Claim**" has the meaning ascribed to such term in Section 11.3.1.

"**Working Capital Requirement**" means the meaning ascribed to such term in Section 7.4.

"**USA PATRIOT Act**" has the meaning ascribed to such term in Section 4.19.

"**U.S. Sanctions**" has the meaning ascribed to such term in Section 4.19.

"**U.S. Securities Act**" means the United States Securities Act of 1933, as amended.

1.2 Currency Used

All references herein to dollars or the use of the symbol "$" will be deemed to refer to United States dollars.

1.3 Schedules

The following Schedules are attached hereto and form part of this Agreement:

Schedule A – Patents

ARTICLE 2
MERGER

2.1 The Merger

On the terms and subject to the conditions set forth in this Agreement, and in accordance with the WBCA, at the Effective Time:

(a) the Merger Sub will merge with and into the Corporation; and

(b) the separate corporate existence of the Merger Sub will cease and the Corporation will continue its corporate existence under the WBCA as the surviving corporation in the Merger (sometimes referred to herein as the "**Surviving Corporation**").

2.2 Escrow Closing

On the Escrow Date:

(a) the Corporation will execute and deliver, or procure the execution and delivery of the following documents to the Escrow Agent to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement:

(i) the Escrow Agreement, executed by the Corporation and the Key Employee;

(ii) copies of resolutions of the directors of the Corporation approving the execution, delivery and performance of this Agreement and the Escrow Documents and the consummation of the transactions contemplated hereby and thereby;

(iii) the Employment Agreement executed by the Key Employee effective as at the Closing Date;

(iv) The Disclosure Letter, in form and substance reasonably acceptable to the Parent and Merger Sub.

(collectively, the "**Corporation**

Escrow Documents");

(b) the Merger Sub and the Parent, as applicable, will execute and deliver, or procure the execution and delivery of the following documents to the Escrow Agent to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement:

(i) the Escrow Agreement;

(collectively, the "**Merger Sub Escrow Documents**", and, together with the Corporation Escrow Documents, the "**Escrow Documents**").

2.3 Closing

Unless this Agreement is earlier terminated in accordance with its terms, the closing of the Merger (the "**Closing**"), will take place at 10:00 a.m. at the offices of Dentons Canada LLP located at 15th Floor, 850- 2nd St SW, Calgary, Alberta T2P 0R8 Canada and between the parties in writing (provided; however, that the Closing may take place remotely via PDF and electronic mail), and will take place, subject to Sections 10.1 and 10.2, at the earliest of:

(a) Five (5) Business Days after all Regulatory Approvals are obtained and all deliverables contemplated herein by all parties including the Investment Obligations and the repayment of the Loan Facility to a maximum date of March 31, 2026 or such earlier or later date as the Merger Sub, the Parent and the Corporation mutually agree to in writing;

(the "**Closing Date**").

2.4 Deliveries at Closing

On or prior to the Closing Date:

(a) the Corporation will deliver, or procure the delivery of, the following to the Merger Sub and the Parent:

(i) the certificates referred to in Section 10.1.1(b) signed by duly authorized executive officers of the Corporation;

(ii) the certificate referred to in Section 10.1.1(d) signed by duly authorized executive officers of the Corporation;

(iii) the certificate referred to in Section 10.1.1(h), signed by duly authorized executive officers of the Corporation;

(iv) a good standing certificate (or its equivalent) for the Corporation from the secretary of state or similar Governmental Authority of the jurisdiction under the Applicable Laws in which the Corporation is organized;

(v) the books and registers of the Corporation;

(vi) evidence that the D&O Insurance has been obtained to the reasonable satisfaction of the Merger Sub and the Parent;

(vii) evidence that the Corporation Shareholder Approval has been obtained to the reasonable satisfaction of the Merger Sub and the Parent;

(viii) all other documentation and evidence reasonably requested by the Parent or the Merger Sub in order to establish the due authorization and completion of and effectively implement the transactions contemplated by this Agreement. And

(ix) the Disclosure Letter.

(b) the Merger Sub and the Parent, as applicable, will deliver the following to the Corporation as applicable:

(i) a copy of the Parent Shareholders Consent required with respect to the transactions contemplated by this Agreement;

(ii) the certificates of the Merger Sub in respect of the matters referred to in Section 10.2.1(a);

(iii) the certificate referred to in Section 10.2.1(e), signed by duly authorized executive officers of the Parent;

(iv) the certificate referred to in Section 10.2.1(f), signed by duly authorized executive officers of the Merger Sub; and

(v) evidence that the Regulatory Approvals have been obtained

2.5 Effective Time

Subject to the provisions of this Agreement, at the Closing, the Corporation, the Parent and the Merger Sub will cause a certificate of merger (the "**Certificate of Merger**") to be executed, acknowledged and filed with the Secretary of State of the State of Washington in accordance with the relevant provisions of the WBCA and will make all other filings or recordings required under the WBCA. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Washington or at such later date or time as may be agreed by the Corporation and the Parent in writing and specified in the Certificate of Merger in accordance with the WBCA (the effective time of the Merger being hereinafter referred to as the "**Effective Time**").

2.6 Effects of the Merger

The Merger will have the effects set forth herein and in the applicable provisions of the WBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Corporation and the Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Corporation and the Merger Sub will become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation. The Parent will become the Surviving Corporation carrying the name of the Merger Sub and the Corporation shall become the wholly owned subsidiary of the Surviving Corporation.

2.7 Escrow Release, Satisfaction of Merger Consideration and the Effect on the Shares

2.7.1 At the Effective Time, and subject to the terms and conditions of this Agreement:

(a) upon being notified by the Merger Sub or the Parent and the Corporation of the Closing in accordance with the terms of the Escrow Agreement, the Escrow Agent will release the Escrow Documents in accordance with the terms of the Escrow Agreement and each Escrow Document will be in full force and effect following release from Escrow.

2.7.2 At the Effective Time, as a result of the Merger and without any action on the part of the Parent, the Merger Sub, the Corporation or any Shareholder:

(a) any Shares that are owned by the Merger Sub or the Corporation (as treasury stock or otherwise) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor;

(b) each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 2.7.2(a); and (ii) Dissenting Shares) will be converted into the right to receive the relevant Percentage Interest of the Merger Consideration (specifically the relevant Percentage Interest of the Consideration Shares). and

(c) each share of the Merger Sub issued and outstanding immediately prior to the Effective Time will be cancelled.

2.7.3 At the Effective Time and for the purposes of satisfying the Merger Consideration:

(a) the Parent will cause the Surviving Corporation to pay out the Loan Facility; and

(b) the Surviving Corporation will cause the Parent to deliver certificates representing the Consideration Shares registered in the name of each of the Receiving Shareholders in accordance with their Percentage Interest.

(c) The Key Employee or employees shall be paid such amount or issued such shares as called for under their employment or consulting agreements.

2.7.4 At the Effective Time:

(a) each Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, will be, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, the Corporation, the Optionholder or any other Person, converted to Options under the Stock Option Plan of the Parent, such that each Optionholder will hold options in the Parent with the same economic terms as if they had been shares subject to the Merger; and

(b) the Corporation will adopt, or procure the adoption of, any resolutions and take any actions necessary to effectuate the provisions of this Section 2.7.4 and cause the Stock Option Plan to terminate at or prior to the Effective Time .

2.8 Certificate of Incorporation and By-laws

At the Effective Time:

(a) the certificate of incorporation of the Merger Sub as in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by Applicable Law; and

(b) the by-laws of the Merger Sub as in effect immediately prior to the Effective Time will be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by Applicable Law;

2.9 Directors and Officers

The three directors and officers of the Corporation, in each case, immediately prior to the Effective Time will, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified. The Parent will add up to two additional directors to the Surviving Corporation.

2.10 Dissenting Shares

Notwithstanding any provision of this Agreement to the contrary, including Section 2.7.2(a), Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.7.2(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised rights of such Shares in accordance with Article 13 of the WBCA (such Shares being referred to collectively as the "**Dissenting Shares**" until such time as such holder fails to perfect or otherwise loses such holder's rights under the WBCA with respect to such Shares) will not be converted into a right to receive a portion of the Merger Consideration, but instead will be entitled to only such rights as are granted by Article 13 of the WBCA; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder's right pursuant to Article 13 of the WBCA or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Article 13 of the WBCA, such Shares will be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.7.2(a), without interest thereon. The Corporation will provide the Parent with prompt written notice of any demands received by the Corporation for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Corporation prior to the Effective Time pursuant to the WBCA that relates to such demand, and the Parent will have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of the Parent, the Corporation will not make any payment with respect to, or settle or offer to settle, any such demands, which consent will not be unreasonably withheld.

2.11 Exchange Procedures

As soon as practicable after the Escrow Date, the Parent will use commercially reasonable efforts to deliver to each Shareholder a notice advising each such Shareholder of the anticipated Effective Time together with a letter of transmittal (each, a "**Letter of Transmittal**") in customary form. The Letter of Transmittal will further advise each Shareholder that on or promptly after the Effective Time each

Shareholder will be entitled by operation of Law to the Percentage Interest of the Merger Consideration (which Percentage Interest may be equal to 0), without interest, that such Shareholder is entitled to receive in respect of the Shares held by such Shareholders immediately prior to the Effective Time.

2.12 No Further Ownership Rights in Company Shares

All Shares converted in accordance with Section 2.7.2(a) will no longer be outstanding and will automatically be cancelled and retired and will cease to exist and each holder of such Shares will cease to have any rights with respect thereto except the right to receive their Percentage Interest in the Merger All Merger Consideration paid or payable pursuant to Section 2.7.2(a) will be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly held, and from and after the Effective Time, there will be no further registration of transfers of Shares on the records of the Surviving Corporation.

2.13 Hold Period and Resale Restrictions

2.13.1 The Corporation acknowledges and agrees that the Consideration Shares will be issued in compliance with US securities laws. The Consideration Shares will not be registered under the U.S. Securities Act, or any U.S. State securities laws, and may not be offered and sold, directly or indirectly, in the United States or by or to or for the account or benefit of a U.S. Person (as defined in Regulation S promulgated under the U.S. Securities Act) without registration under the U.S. Securities Act and any applicable State securities laws, unless an exemption from registration is available. The Parent intends to register the Consideration Shares, to permit any proposed resale or transfer thereof in the United States or otherwise by or to or for the account or benefit of a U.S. Person.

2.14 Fractional Shares

No fractional Consideration Shares will be issued pursuant to the Merger and the transactions contemplated by this Agreement. If the aggregate number of Consideration Shares that a Shareholder is entitled to receive pursuant to Section 2.7.2(a) is not a whole number, the Consideration Shares that such Shareholder is entitled to receive pursuant to the Merger and the transactions contemplated by this Agreement will be rounded down to the next whole Consideration Share and no additional compensation will be paid to such Shareholder in respect of such fractional share. All calculations and determinations made by the Parent and the Merger Sub, for the purposes of the Merger and the transactions contemplated by this Agreement will be conclusive, final and binding.

ARTICLE 3

3.1 Investment Agreement

In the event that the Merger does not happen for any reason, the funds advanced by the Parent or BioMed360 under the Investment Agreement will convert to common shares of the Corporation on the day following the termination of this Agreement on the following basis:

Advances under Tranche 1, including accrued interest, will be converted on the basis of a $1.00 per share.

Advances under Tranche 2 and Tranche 3 including accrued interest will be converted on the basis of $2.50 per share.

These conversion obligations survive the termination of this Agreement.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

Except as expressly set forth on the Disclosure Letter, the Corporation represents and warrants to the Merger Sub and the Parent as of the date hereof and the Closing Date (except as otherwise provided herein) as follows. The Disclosure Letter will be arranged in numbered sections corresponding to the sections contained in this ARTICLE 4 and the disclosure in any such section of the Disclosure Letter will qualify all other Sections of this Article 4 to the extent the applicability of such disclosure to such other Section is reasonably apparent on its face.

4.1 Existence and Power

4.1.1 The Corporation is a corporation duly organized and validly existing under the laws of the State of Washington.

4.1.2 The Corporation has all necessary corporate power and authority required to carry on its Business as now conducted and to own and operate the assets of the Business as now owned and operated except where the failure of such authority would not have a Material Adverse Effect.

4.1.3 Except as set forth on the Disclosure Letter, the Corporation has no business or assets other than the Business.

4.1.4 The Corporation is qualified to do business and is in good standing, under the laws of all jurisdictions where the nature of its Business requires such qualification, except as would not, individually or in the aggregate, have a Material Adverse Effect.

4.1.5 The Corporation will not be insolvent as of the Close Date and, to the Knowledge of the Corporation, will not be rendered insolvent by any of the transactions contemplated by this Agreement.

4.1.6 No Proceedings have been taken or authorized by the Corporation or to the Knowledge of the Corporation, by any Shareholder or by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of the Corporation or with respect to any amalgamation, merger, consolidation, arrangement or reorganization relating to the Corporation (other than as contemplated by this Agreement).

4.1.7 Except as set forth on the Disclosure Letter, all minutes and written consents of the Board of Directors and Shareholders of the Corporation up to the Escrow Date and for the fiscal years ended December 31, 2022, December 31, 2023 and December 31, 2024 have been provided to Parent, including ratification minutes, and such minutes are true and accurate in all material respects.

4.1.8 Except as set forth on the Disclosure Letter, the Corporation's minute books are complete and correct in all material respects and the Corporation has not amended its articles, charter, by-laws or other governing document since they were first provided to the Parent.

4.2 Authorization

4.2.1 Subject to the receipt of the Corporation Shareholder Approval and the filing and acceptance of the Certificate of Merger, the execution, delivery and performance by the Corporation of this Agreement and the consummation thereby of the transactions provided for herein are within the Corporation's corporate powers and at Closing will be duly authorized by all necessary action on each of their parts.

4.2.2 This Agreement has been duly executed by each of the Corporation and constitutes a legal, valid and binding agreement of each of the Corporation enforceable against them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.2.3 The Corporation Shareholder Approval is the only vote of the holders of any class or series of shares in the capital of the Corporation necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

4.2.4 The board of directors of the Corporation has unanimously: (i) determined that it is advisable and in the best interests of the Corporation and the Shareholders for the Corporation to merge with and into the Merger Sub upon the terms and subject to the conditions set forth herein; (ii) approved this Agreement and the transactions contemplated hereby, including the Merger; (iii) resolved to submit this Agreement to the Shareholders for adoption; and (iv) recommended to the Shareholders that they adopt this Agreement.

4.3 Share Capital

4.3.1 Except as set forth on the Disclosure Letter, the authorized share capital of the Corporation consists solely of:

(a) 50,000,000 shares, divided into 50,000,000 shares of Common Stock, no par value per share, of which 48,300,000 shares are issued and outstanding as at the Effective Time.

(b) all of the Shares have been duly and validly authorized and issued and are validly outstanding, fully paid and non-assessable;

(c) the Shares represent all of the issued and outstanding shares of the Corporation and all of the Shares are held solely by the Shareholders;

(d) 454,842 convertible note warrants of the Corporation to purchase Shares at the rate of $5.52 per share for a 5 year term. These warrants shall be exchanged for like securities in the Surviving Corporation to the extent required at the Effective Time.

(e) 379,733 Options of the Corporation convertible at the rate of $0.75 expiring on Jan 12, 2037. These shall be exchanged for like securities in the Surviving Corporation.

(f) the Corporation holds 1,700,000 shares of common stock in its treasury;

4.3.2 Except as set forth on the Disclosure Letter, there are no outstanding:

(a) covenants, conditions, restrictions, voting trust arrangements, rights of first refusal, options, hedging (or similar arrangements), Liens and adverse claims and rights whatsoever with respect to any shares in the capital of the Corporation; and

(b) (i) options, warrants, rights of first refusal or other rights to purchase any shares of the Corporation; (ii) securities convertible into or exchangeable for such shares; or (iii) other commitments of any kind for the issuance of additional shares of the Corporation or options, warrants or other securities of the Corporation other than as disclosed in 4.3.1.

4.4 Governmental Authorization

Except as set forth on the Disclosure Letter and assuming that the Corporation Shareholder Approval has been obtained and the Certificate of Merger has been duly filed and accepted, the execution, delivery and performance by the Corporation of this Agreement requires no action by, consent or approval of, or filing with, any Regulatory Authority. The Disclosure Letter will contain a list of all Regulatory Approvals necessary and required to be obtained by the Corporation or the Shareholders for the transactions contemplated by this Agreement (provided, however, that the Corporation makes no representations or warranties with respect to any Regulatory Approvals applicable to the Merger Sub or the Parent or any Affiliate thereof).

4.5 Non-Contravention

Subject to obtaining the Regulatory Approvals, the execution, delivery and performance of this Agreement by the Corporation, and the consummation by them of each of the transactions provided for herein, do not and will not: (a) contravene or conflict with the articles, charter, by-laws or other governing documents, as amended, of the Corporation (b) contravene or conflict with or constitute a material violation of any provision of any Applicable Law binding upon or applicable to the Corporation, the Business, or the Shares; (c) except as set forth in the Disclosure Letter, constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which the Corporation is entitled, under any Contract to which the Corporation is a party or any authorization relating to the Corporation, the Business, or the Shares or by which the Corporation, the Business or the Shares may be bound or affected; or (d) result in the creation or imposition of any lien other than permitted liens on any of the property, assets or shares of the Corporation.

4.6 Financial Statements: Undisclosed Liabilities

4.6.1 Copies of the Corporation's financial statements for the years ended December 31, 2022, 2023, and 2024, prepared in the course of ordinary business, along with any written communication from the independent accounting firm to the Corporation, have been provided to the Parent. . Before the Close, the Corporation will provide Financials together with any written communication from the Independent Auditors (as hereinafter defined) to the Corporation (or their officers of directors) with respect to such audit, including their evaluation and report regarding internal controls (if any). The Financials will be audited by Michael Gillespie & Associates PLLC, of Seattle, Washington, the independent certified public accountants of the Corporation (the "**Independent Auditors**").

4.6.2 The Corporation has provided Parent copies of the interim balance sheets.

4.6.3 Except as set forth in the Disclosure Letter: (i) the Financials and Interim Financials will be based on the books and records of the Corporation have been prepared in accordance with US GAAP applied on a consistent basis and present fairly in all material respects the financial position and results of operations of the Corporation as of the dates indicated or the periods indicated; (ii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Corporation's financial position and the results of its operations for the periods covered by such Financials or Interim Financials, as applicable; (iii) contain and reflect adequate provisions for all reasonably anticipated Liabilities (including Taxes) with respect to the periods then ended and all prior periods; and (iv) with respect to Contracts and commitments for the sale of goods or the provision of services by the Corporation, contain and reflect adequate reserves for all reasonably anticipated material losses and costs and expenses in excess of expected receipts; provided, however, that the Interim Financials are subject to normal year-end adjustments.

4.6.4 To the Knowledge of the Corporation except as set forth in the Disclosure Letter, there are no Liabilities of the Corporation other than: (i) any Liabilities reflected or reserved in the Financials as of and for the period ending December 31, 2024; (ii) other Liabilities disclosed in this Agreement or in any schedules attached hereto.

4.7 Absence of Certain Changes

Except as set forth in the Disclosure Letter, or except as expressly permitted by Section 7.1 hereof, since December 31, 2024, there has not been:

(a) any event, occurrence or change in the Corporation or in the Business that has had, or which would, have, either individually or in the aggregate, a Material Adverse Effect;

(b) (i) any change in any Liabilities of the Corporation that has had, or which would have, a Material Adverse Effect; or (ii) any incurrence, assumption or guarantee of any indebtedness in excess of $100,000 for borrowed money by the Corporation in connection with the Business;

(c) any (i) payments by the Corporation in excess of $100,000, in respect of any indebtedness of the Corporation for borrowed money or in satisfaction of any Liabilities of the Corporation related to the Business, other than in the ordinary course of business including Accounts Payable for the normal operation of the Corporation's core business; or (ii) the guarantee by the Corporation of any of the indebtedness of any other Person; or (iii) creation, assumption or sufferance of (whether by action or omission) the existence of any Lien on any assets reflected on the Financials, other than Permitted Liens;

(d) any transaction or commitment made, or any Contract entered into, by the Corporation, or any waiver, amendment, termination or cancellation of any Contract by the Corporation or any other Subsidiary of the Corporation, or any relinquishment of any rights thereunder by the Corporation or of any other right or debt owed to the Corporation, other than, in each such case, actions taken in the ordinary course of business;

(e) other as set out in the Disclosure Letter, consistent with past practice or as contemplated by this Agreement, any (i) grant of any severance, continuation or termination pay of not more than $50,000 to any director, officer, shareholder or employee of the Corporation; (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer,

shareholder or employee of the Corporation; (iii) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any director, officer, shareholder or employee of the Corporation, other than increases in salary and payment of bonuses of not more than $50,000 per employee per annum; (iv) increase in compensation or bonus payable or potentially payable to directors, officers, shareholders or employees of the Corporation, other than increases in salary and payment of bonuses of not more than $50,000 per employee per annum; (v) change in the terms of any bonus, pension, insurance, health or other Employee Benefit Plan of the Corporation; or (vi) representation of the Corporation to any employee or former employee of the Corporation that Merger Sub promised to continue any Employee Benefit Plan after the Closing Date;

(f) any material change by the Corporation in its accounting principles, methods or practices or in the manner it keeps its books and records;

(g) the declaration or payment of any distribution, dividend, bonus or management fee by the Corporation to any officer, director, employee, shareholder or Affiliate of the Corporation or any of their respective Affiliates or Associates outside of the ordinary course of business;

(h) in respect of the Corporation, any (i) single capital expenditure or commitment, or any group of related capital expenditures or commitments having a value in excess of $50,000 in the case of the Corporation; or (ii) sale, assignment, transfer, lease or other disposition of or agreement to sell, assign, transfer, lease or otherwise dispose of any asset or property having a value, singularly or in the aggregate when added to all previous sales, assignments, transfer, leases or other dispositions of assets or properties since December 31, 2024, in excess of $100,000, other than in the ordinary course of business;

(i) any proposed cancellation of any license used in the Business.

4.8 Properties; Material Leases and Licenses; Tangible Assets

4.8.1 The Corporation does not own any real property.

4.8.2 The Corporation holds no title to any leasehold interest.

4.8.3 Except as set forth in the Disclosure Letter, all tangible properties and assets having an individual value of $50,000 or more of the Corporation are reflected in the Financials and are in all material respects, to the Corporation's Knowledge, reasonably adequate for the uses to which they are being put and are in good and safe condition and repair, ordinary wear and tear excepted, and no material properties or assets, having an individual value of $50,000 or more and necessary for the conduct of the Business in substantially the same manner as the Business has heretofore been conducted, are in need of replacement, maintenance or repair except for routine replacement, maintenance and repair.

4.8.4 In the case of properties (real, personal or mixed, tangible or intangible (excluding the Intellectual Property Rights (as hereinafter defined)) in respect of which the Corporation is a lessee or licensee, the Corporation, as the case may be, has a valid leasehold or license interest (subject to any restrictions on transfer set out in the Disclosure Letter).

4.9 Related Party Transactions

4.9.1 The Disclosure Letter identifies each and every Contract not specifically identified in the Financials which was entered into within the past three (3) years or is currently in force and effect between the Corporation and: (i) any Shareholder; (ii) any Affiliate or Associate of the Corporation and any Shareholder; or (iii) any director or officer of the Corporation.

4.9.2 There are no Related Indebtedness Amount outstanding and owed by the Corporation (or any of their respective Affiliates or Associates) to any Shareholder, to any Affiliate or Associate of any Shareholder, or to any director or officer of the Corporation (or any of their Affiliates and Associates) except as that disclosed in the Loan Facility.

4.9.3 None of the material assets used in the Business are owned, leased or licensed by any Affiliate or Associate of the Corporation.

4.10 Litigation; Warranty Claims; Occupational Health and Safety; Regulatory Matters

4.10.1 Except as set forth in the Disclosure Letter, there is no: (i) Proceeding pending or, to the Knowledge of the Corporation, threatened, against or affecting the Corporation, that seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement; and (ii) there is no existing or past order, judgment or decree of any Regulatory Authority naming the Corporation as an affected party that remains outstanding. To the Knowledge of the Corporation, and except as set forth in the Disclosure Letter, there exist no circumstances that would reasonably give rise to a Proceeding described in the prior sentence.

4.10.2 Except as set forth on the Disclosure Letter: (i) there are no outstanding claims against the Corporation for breach or inaccuracy of any express or implied warranty (including the implied warranty of merchantability and fitness for a particular purpose) in connection with sales by the Corporation of products or services provided and sold by the Corporation; and (ii) there is no existing or, to the Corporation's Knowledge, threatened claim, demand or cause of action asserted or brought by any Person (including those in direct contractual relationship with the Corporation) for physical injury to or death of or property damage suffered by such Person or any other Person claimed to be proximately caused by any products manufactured and sold by the Corporation at any time prior to the Closing Date. To the Knowledge of the Corporation, other than in the ordinary course of business consistent with the past history of the Corporation, and other than as set forth in the Disclosure Letter, there exist no circumstances that would reasonably give rise to a claim described in the prior sentence.

4.10.3 The Disclosure Letter sets forth: (i) the most recently completed regulatory or supervisory examination by a Regulatory Authority of the Corporation, if any, and (ii) a listing of all written consumer complaints against the Corporation since June 1, 2025 that, if the allegations contained in any such complaint were true, such allegations would have a Material Adverse Effect; Except for routine regulatory audits/review, and except as otherwise set forth on the Disclosure Letter, there is not currently pending any supervisory or regulatory audit, examination, or investigation of the Corporation by any Regulatory Authority, and to the Knowledge of Corporation, no such audit, examination, or investigation is scheduled or threatened other than routine audits, examinations or investigations.

4.11 Material Contracts

4.11.1 The Disclosure Letter sets forth a complete list of all Contracts that are material to the Corporation or the Business, in addition to the Licenses and the Employment Agreement (collectively, the

"**Scheduled Contracts**"). The Scheduled Contracts include the following: (i) each Contract where the dollar volume of sales to or by the Corporation exceeded $100,000 in any calendar year; (ii) all Contracts relating to, and evidences of, indebtedness for borrowed money for more than $100,000 (whether incurred, assumed, guaranteed or secured by any asset); (iii) all letters of credit, guarantees or similar agreements issued on behalf of the Corporation; (iv) Contracts with Regulatory Authorities; (v) Contracts with any Affiliates or Associates of the Corporation; (vi) Contracts with respect to the disposition or proposed disposition of any portion of the Business or any assets or any of the operations of the Business, outside of the ordinary course; (vii) any Contracts which include any restrictions on the Business or operations of either the Corporation; (viii) all hedging/swap or derivative contracts; and (ix) all partnership, joint venture or other similar Contracts, arrangements or agreements. For purposes of calculation of the dollar amounts in subparagraph (i) above, the face amounts that consumers remit for bill payment and money orders are not included.

4.11.2 Each Scheduled Contract is a legal, valid and binding obligation of the Corporation as applicable, and, to the Knowledge of the Corporation each other Person who is a party thereto. Each Scheduled Contract is enforceable against the Corporation and to the Knowledge of the Corporation, each such Person in accordance with its terms. Except as set forth in the Disclosure Letter, neither the Corporation nor, to the Knowledge of the Corporation any other Person who is a party to the Scheduled Contracts, is, or following the completion of the transactions contemplated herein would be, in material default thereunder or intends, or following the completion of the transactions contemplated herein, would be in a position, to terminate or not renew any such Scheduled Contract except where such would not have a Material Adverse Effect.

4.11.3 The Disclosure Letter sets forth a list (by name, address and Persons to contact) of all of the vendors of the Corporation that are material to the Business, where the dollar value of payments made to the venders by the Corporation exceeded $100,000 in the calendar year ended December 31, 2024, together with the approximate dollar amount of purchases during the year ended December 31, 2024.

4.11.4 To the Knowledge of the Corporation each Person that is a party to a Scheduled Contract is not (i) a person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)); or (ii) a person or entity that knowingly engages in any dealings or transactions, or be otherwise knowingly associated, with any such person. To the Knowledge of the Corporation each Person that is a party to a Scheduled Contract is in not violation of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001.

4.12 Required Consents

4.12.1 The Disclosure Letter sets forth all material approvals, authorizations, certificates, consents, licenses, orders, designations, and permits and other similar authorizations of all Regulatory Authorities (and all other Persons) necessary for the operation of the Business in substantially the same manner as currently operated by the Corporation or affecting or relating in any way to the Business except where the failure to have any such permit or approval would not have a Material Adverse Effect.

4.12.2 The Disclosure Letter lists each Scheduled Contract with respect to which the consent of the other party or parties thereto is necessary by virtue of the execution and delivery of this Agreement or the consummation of the transactions provided for herein except where the failure to obtain any such consent would not have a Material Adverse Effect (the "**Required Contractual Consents**").

4.13 Compliance with Applicable Laws

To the Knowledge of the Corporation the Corporation and the operation of the Business: (i) has not materially violated or infringed and is not in material violation of any Applicable Law, except for: (A) violations or infringements that have not been cured without imposition of restrictions or liability on the Corporation as set forth in the Disclosure Letter, or (B) violations, the existence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Corporation as set forth in the Disclosure Letter.

4.14 Labor and Employment Matters

4.14.1 Except as set forth in the Disclosure Letter, there are no collective bargaining agreements to which the Corporation is a party or that relate to the Business. To the Knowledge of the Corporation no labor organization holds bargaining rights with respect to any employees of the Corporation by way of certification, interim certification, voluntary recognition or successor rights, or has applied or threatened to apply to be certified as the bargaining agent of any of such employees. No material work stoppage or other material labor dispute in respect of the Corporation or the Business is pending or, to the Knowledge of the Corporation threatened. There are no outstanding arbitration awards, labor grievances, arbitration proceedings or other Proceedings under any collective agreement pertaining to the Corporation, or the Business.

4.14.2 As at the date of this Agreement, the Corporation has 3 full time employees. The names of the Corporation employees as of the date hereof, their years of service and their job titles will be set forth in the Disclosure Letter. To the Knowledge of the Corporation, no employee intends to terminate his employment with the Corporation whether as a result of the transactions contemplated by this Agreement or otherwise within six (6) calendar months of the Closing Date.

4.14.3 The Disclosure Letter contains a true, accurate and complete list of all material Employee Benefit Plans.

4.14.4 With respect to each Employee Benefit Plan, the Corporation has made available to the Merger Sub accurate, current and complete copies of each of the following:

(a) each written Employee Benefit Plan and all amendments thereto;

(b) a written summary of all material plan terms of each unw

4.14.7 Except as required by Applicable Law or pursuant to the terms of individual agreements with service providers, no provision of any Employee Benefit Plan that is sponsored or maintained by the Corporation would restrict the Corporation from amending or terminating any such Employee Benefit Plan. The Corporation has no commitment or obligation and has not made any representations to any employee to adopt, amend or modify any Employee Benefit Plan in connection with the consummation of the transactions contemplated by this Agreement.

4.14.8 There is no pending or, to the Knowledge of the Corporation threatened action relating to any Employee Benefit Plan (other than routine claims for benefits), and no Employee Benefit Plan has within the six (6) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

4.14.9 Except as disclosed in the Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will:

(a) entitle any employee to severance pay pursuant to an Employee Benefit Plan;

(b) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual pursuant to an Employee Benefit Plan;

(c) limit or restrict the right of the Corporation to merge, amend or terminate any Employee Benefit Plan that is sponsored or maintained by the Corporation; or

(d) increase the amount payable under by or result in any other material obligation to the Corporation to any Employee Benefit Plan.

4.14.10 With respect to each Employee Benefit Plan, except as could not reasonably be expected to result in material liability to the Corporation:

(a) each such employee benefit plan complies in all material respects with all Applicable Laws (including ERISA and the Code);

(b) unless stated otherwise in the Disclosure Letter, each such employee benefit plan that is intended to be qualified under Section 401(a) of the Code (a "**Qualified Employee Benefit Plan**") has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service, to the effect that such Qualified Employee Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code; and

(c) The Corporation has not, at any time during the past six (6) years:

(i) terminated any such employee benefit plan that was subject to Title IV of ERISA;

(ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation;

(iii) withdrawn from any such employee benefit plan that is a "multiemployer plan" (as defined in Section 3(37) of ERISA) subject to Title IV of ERISA; or

(iv) engaged in any transaction that would give rise to Liability under Section 4069 of ERISA.

4.14.11 Except as set out and described in Disclosure Letter:

(a) the Corporation is not party to or bound by or subject to any agreement or arrangement which contains any specific provision as to notice of termination of employment or severance pay in lieu thereof;

(b) has any obligations to amend any Employee Benefit Plan and no amendments will be made or promised prior to the date of this Agreement, except with the prior written consent of the Parent and the Merger Sub;

(c) all contribution obligations of the Corporation with respect to Employee Benefit Plans are reflected in and have been fully accrued in the Financial Statements or the Interim Financial Statements;

(d) to the Knowledge of the Corporation, no employee of the Corporation is bound by any confidentiality, non-solicitation or non-competition agreement in favor of any Person other than the Corporation which is material and relevant to the employment of such employee and which imposes obligations on such employee greater than those owed by such employee under common law;

(e) the Corporation is not party to any side letter or other written or oral material commitment with any employee or contractor; and

(f) is current on all accruals for unpaid vacation pay, premiums for employment insurance, health premiums, pension benefit contributions, accrued wages, salaries and commissions and.

4.14.12 Except as set forth in the Disclosure Letter, the Corporation does not sponsor or participate in any defined benefit pension and/or defined benefit retirement plan.

4.14.13 Except as set forth in the Disclosure Letter, to the Knowledge of the Corporation, the Corporation has complied and are currently complying, in respect of all employees of the Corporation, with all Applicable Laws respecting employment and employment practices and the protection of the health and safety of employees, except where non-compliance would not have a Material Adverse Effect.

4.14.14 Except as set forth in the Disclosure Letter, there are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, the "**Assessments**") or any other communications related thereto that the Corporation has received from any workers' compensation board or similar authority in any jurisdictions where the Business is conducted or where the Corporation conducts business, and there are no Assessments that are unpaid, and to the Knowledge of the Corporation, there are no facts or circumstances that would reasonably be expected to result in a material increase in Liability to the Corporation from any applicable workers' compensation legislation, regulations or rules. The Corporation's accident cost experience relating to the Business is such that there are no material pending Assessments and there are no claims or, to the Knowledge of the Corporation, potential claims that would result in a Material Adverse Effect on the Corporation's accident cost experience.

4.15 Intellectual Property

4.15.1 Schedule B sets forth a complete and correct list of each patent, patent application and invention, trademark, tradename, trademark or tradename registration or application, copyright or copyright registration or application for copyright registration, and each license or licensing agreement, for any of the foregoing relating to the Business as conducted by the Corporation or held by the Corporation (the "**Intellectual Property Rights**"). Intellectual Property Rights also include any trade secrets that are material to the conduct of the Business in the manner that the Business has heretofore been conducted. Except as set out in the Disclosure Letter the Corporation has full right and title to the Intellectual Property Rights and all third parties have assigned full rights (including a waiver of moral rights, where the same otherwise exist) in such Intellectual Property Rights.

4.15.2 Except as set forth on the Disclosure Letter, the Corporation has not during the three (3) calendar years prior to the date of this Agreement been a party to any Proceeding, nor to the Knowledge of the Corporation is any Proceeding threatened as to which there is a reasonable possibility of a determination adverse to the Corporation involving a claim of infringement by any Person (including any Regulatory Authority) of any Intellectual Property Rights. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Corporation or restricting the licensing thereof by the Corporation to any Person. None of the Corporation has any Knowledge that would cause the Corporation to believe that the use of the Intellectual Property Rights or the conduct of the Business conflicts with, infringes upon or violates any patent, patent license, patent application, trademark, tradename, trademark or tradename registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any trade secret, know-how, programs or processes, or any similar rights, of any Person, other than where any such conflict, infringement or violation would not have a Material Adverse Effect.

4.15.3 Except as set forth in the Disclosure Letter, the Corporation either owns the entire right, title and interest in, to and under, or has acquired an exclusive license to use the Intellectual Property Rights. Except as set forth in the Disclosure Letter, the Intellectual Property Rights are in full force and effect and have not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property Rights. Except as set forth in the Disclosure Letter, all registrations and filings necessary to preserve the rights of the Corporation in and to the Intellectual Property Rights have been made except where the failure to make such registrations or filings would not have a Material Adverse Effect.

4.16 Advisory Fees

There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of the Corporation who might be entitled to any fee, commission or reimbursement of expenses from the Corporation or the Merger Sub or any of their respective Affiliates or any of their respective Associates upon consummation of the transactions contemplated by this Agreement.

4.17 Insurance

4.17.1 The Disclosure Letter contains (i) a true, complete and correct list of all material insurance policies of any kind currently in force with respect to the Business (the "**Insurance Policies**"), including all "occurrence based" liability policies regardless of the periods to which they relate; and (ii) a statement describing the loss experience for all claims made under any Insurance Policies, including the number and aggregate cost of such claims.

4.17.2 Also set forth in the Disclosure Letter is a complete and correct list of all surety bonds or deposit accounts in lieu of such bonds required as a condition of licensure in connection with the Business (including any collateral held with respect to any State regulatory requirements or with respect to the Corporation's banks). Except as set forth in the Disclosure Letter, no additional insurance or deposit accounts are required to operate the Business as historically operated by Corporation.

4.17.3 The Corporation is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Corporation believes are prudent and customary in the businesses in which the Corporation is engaged. The Corporation has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without an increase in cost significantly greater than general increases in cost experienced for similar companies in similar industries with respect to similar coverage.

4.18 Tax Matters

(a) Except as set forth on the Disclosure Letter,, the Corporation has prepared and filed all income and all material non-income Tax Returns on time with all appropriate Regulatory Authorities which were required to be filed on or prior to the Closing Date (taking into account applicable extensions). Each such Tax Return was correct and complete in all material respects. True copies of all material income Tax Returns prepared and filed by the Corporation during the past three (3) years have been delivered or made available to Parent.

(b) Except as set forth on the Disclosure Letter, the Corporation has paid all Taxes due and payable by them on or prior to the Closing Date and have paid all assessments and reassessments they have received in respect of Taxes, and for Taxes not yet due and payable, the Corporation has made an adequate provision for such Taxes on their books and records. The Corporation has paid all Tax installments due and payable by them. The Corporation has not: (i) any Liabilities for Taxes in excess of the amount reserved or accrued therefor on the books and records of the Corporation; and (ii) failed to pay any Taxes due and payable under any Applicable Law in respect of any period ending on or prior to the Closing Date. Except as set forth in the Disclosure Letter, the provisions for Taxes reflected in the Financials are sufficient to cover all Liabilities for Taxes that have been assessed against the Corporation, whether or not disputed, or that were accruing or due in respect of the Corporation, its Business, operations and property during the periods covered by the Financials and all prior periods. There are no assessments or reassessments of Taxes that have been issued and are outstanding against the Corporation. The Corporation is not negotiating any assessment or reassessment of Taxes with any Regulatory Authority. The Corporation has not received any written notice or written communication from any Regulatory Authority that an assessment or reassessment of the Corporation is proposed in respect of any Taxes of the Corporation regardless of its merits, which remains unresolved or unpaid. There is no proceeding pending or threatened in writing with respect to a claim for refund made by the Corporation with respect to Taxes previously paid. The Corporation has not executed or filed with any Regulatory Authority any agreement extending the period for examination, assessment, reassessment or collection of any Taxes. No power of attorney that is

currently in force has been granted with respect to any matter relating to Taxes that could adversely affect the Corporation

(c) Except as set forth on the Disclosure Letter, there is no lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or similar encumbrance for Tax on any of the assets of the Corporation, other than for Taxes not yet due and payable.

(d) Except as set forth in the Disclosure Letter, no private letter rulings, technical advice memorandum, closing agreement pursuant to Section 7121 of the Code (or any similar provision of state or local law), or competent authority relief or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Corporation.

(e) Except as set forth on the Disclosure Letter, the Corporation is characterized as a domestic corporation pursuant to Section 7701(a)(30)(C) of the Code. Except as stated in this Section 4.18(e), the Corporation is not a party to any Tax allocation or sharing agreement or has any written obligation to indemnify or make a payment to any Person in respect of any Tax for any past, current or future period.

(f) Except as set forth on the Disclosure Letter, the Corporation has not been a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulation 1.6011-4(b), and each of them has filed all disclosures required to be filed with respect to any "reportable transaction" pursuant to Section 6011 of the Code and the Treasury Regulations promulgated thereunder. The Corporation has not claimed any deduction, credit, or other tax benefit by reason of its participation in any "tax shelter" within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any "confidential corporate tax shelter" within the meaning of Former Section 6111(d) of the Code and the Treasury Regulations thereunder, or (ii) purchased or otherwise acquired an interest in any "potentially abusive tax shelter" within the meaning of Former Treasury Regulations § 301.6112-1.

(g) Except as set forth on the Disclosure Letter, the Corporation has not been a "distributing corporation" or a "controlled corporation" in connection with a distribution in Section 355 of the Code.

(h) Except as set forth on the Disclosure Letter, the Corporation has not taken any action that could defer a liability for Taxes of the Corporation prior to the Closing Date to any period after the Closing Date, other than in the ordinary course of business. The Corporation has not agreed, nor is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method, or as a result of the installment method of accounting, the completed contract method of accounting, or the long-term contract method of accounting (or comparable provisions of state or local tax law), or for any other reason, that would reasonably be expected to result in an increase in the taxable income or taxes of either after the Closing Date. There is no basis for the assertion of any claim for taxes which, if adversely determined, would or is reasonably likely to result in the imposition of a lien on the assets of the Corporation or otherwise adversely affect the Corporation or their use of such assets.

(i) Except as set forth on the Disclosure Letter, the Corporation has not ever filed a Schedule UTP (or similar schedule for US tax purposes) that discloses any uncertain tax positions with respect to the Corporation's business.

(j) Except as set forth on the Disclosure Letter, the Corporation has not been a partner for tax purposes with respect to any joint venture, partnership, limited liability company or other arrangement or contract which is treated as a partnership for tax purposes.

4.19 Compliance with Patriot Act and U.S. Sanctions

Except as set forth on the Disclosure Letter, the Corporation is not nor will it become: (i) a person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or other, similar sanctions program conducted under statute or executive order and administered by the Office of Foreign Assets Control within the United States Department of the Treasury ("**U.S. Sanctions**"); nor (ii) a person or entity that knowingly engages in any dealings or transactions, or be otherwise knowingly associated, with any such person. The Corporation is not in violation of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "**USA PATRIOT Act**"). The Corporation has complied in all respects with the Foreign Account Tax Compliance Act.

4.20 Trade Laws

The Corporation, its directors or officers, or to the Knowledge of the Corporation, its employees, agents, and anyone acting of its behalf have not contravened the anti-corruption provisions of the *Foreign Corrupt Practices Act of 1977* (United States). For greater certainty, the Corporation, its officers, directors, employees, agents, and anyone acting on its or their behalf, have not, directly or indirectly,

(a) paid, given, offered or promised (or authorized to pay, give, offer or promise) money or anything of value in any form (including, for example, any fee, gift, sample, travel expense, entertainment, equipment, sample, loan, debt forgiveness, donation or grant) to:

(i) any Regulatory Authority;

(ii) any Person acting for or on behalf of any Regulatory Authority;

(iii) any candidate for political office; or

(iv) any other Person at the suggestion, request, direction or for the benefit of anyone described in this Section 4.20(a), or

(b) paid, given, offered or promised (or authorized to pay, give, offer or promise) any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in any form (whether in money, property or services) to any person for favorable treatment in securing business or special concessions.

4.21 Accounts Receivable

The accounts receivable due or accruing to the Corporation: (a) are reflected in the Financials and the Interim Financials, as applicable; (b) arose in the ordinary course of the Business; (c) are *bona fide*; and (d) subject to a reasonable allowance for doubtful accounts that has been reflected in the Financials and the Interim Financials, as applicable, in accordance with generally accepted accounting principles, are collectible without defense, set off or counterclaim.

4.22 Bank Accounts

The Disclosure Letter sets forth a complete and accurate list of: (a) the name and location (including municipal address) of each bank, trust company or similar institution in which the Corporation has an account or safe deposit box, the number or designation of each such account and safe deposit box and the name of each person authorized to draw thereon or have access thereto; and (b) the name of each person holding a power of attorney from the Corporation, if any, and a summary of its terms. True and complete copies of all powers of attorney listed in the Disclosure Letter have been made available to the Parent and the Merger Sub for inspection.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE MERGER SUB

The Merger Sub hereby represents and warrants to the Corporation that as of the Closing Date:

5.1 Organization and Existence

5.1.1 The Merger Sub is a corporation duly organized and validly existing under the laws of the State of Washington and has all corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

5.1.2 The Merger Sub is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where in the aggregate the failure to be so qualified is not, and is not reasonably expected to become, material.

5.1.3 The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, including the Merger, and has engaged in no business other than in connection with such transactions.

5.2 Share Capital

As at the Escrow Date, the authorized share capital of the Merger Sub consists solely of one hundred common shares.

5.3 Authorization

5.3.1 The execution, delivery and performance by the Merger Sub of this Agreement and the consummation of the transactions provided for herein are within the corporate powers of the Merger Sub and have been duly authorized by all necessary corporate action on the part of the Merger Sub. This Agreement has been duly executed by the Merger Sub and constitutes legal, valid and binding agreement

of the Merger Sub, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.2 The board of directors of the Merger Sub has unanimously: (i) determined that it is advisable and in the best interests of the Merger Sub and its shareholder (Parent) to merge with the Corporation upon the terms and subject to the conditions set forth herein; and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger.

5.4 Governmental Authorizations

The execution, delivery and performance by the Merger Sub of this Agreement requires no action by, consent or approval of, or filing with, any Regulatory Authority other than as expressly referred to in this Agreement.

5.5 Non-Contravention

The execution, delivery and performance of this Agreement by the Merger Sub, and the consummation by the Merger Sub of the transactions provided for herein, do not: (a) contravene or conflict with the Certificate of Incorporation or by-laws of the Merger Sub; (b) contravene or constitute a default under any material agreement to which the Merger Sub is a party; or (c) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to the Merger Sub.

5.6 Absence of Litigation

As at the Escrow Date, there are no Proceedings pending or, to the Knowledge of Merger Sub or Parent, threatened against Merger Sub or any of its respective affiliates or any of their respective properties or assets at law or in equity.

5.7 Advisory Fees

There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of the Parent or the Merger Sub who might be entitled to any fee, commission or reimbursement of expenses from the Corporation or the Parent or the Merger Sub or any of their respective Affiliates upon consummation of the transactions provided for by this Agreement.

5.8 Required Approvals from Regulatory Authorities

Merger Sub has all approvals, authorizations, certificates, consents, licenses, orders, designations, permits and other similar authorizations of all Regulatory Authorities (and all other Persons) necessary for the operation of its business operations and activities and will continue to maintain such approvals, authorizations, certificates, consents, licenses, orders, designations, permits and other similar authorizations of all Regulatory Authorities, except where the failure to have any such approval, authorization, certificate, consent, license, order, designation, permit and other similar authorization of all Regulatory Authorities would not have a Material Adverse Effect. Each approval, authorization, certificate, consent, license, order, designation, permit and other similar authorization of all Regulatory Authorities is valid and in full force and effect, is not in default by the Merger Sub. No approvals, authorizations, certificates, consents, licenses, orders, designations, permits and other similar

authorizations of all Regulatory Authorities will be terminated or become terminable or impaired as a result of the transactions provided for herein except where such would not have a Material Adverse Effect.

5.9 Compliance with Applicable Laws

To the Knowledge of the Merger Sub and Parent, the Merger Sub: (i) has not materially violated or infringed and is not in material violation of any Applicable Law, except for: (A) violations or infringements that have not been cured without imposition of restrictions or liability on the Merger Sub, or (B) violations, the existence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Merger Sub; and (ii) does not violate the terms of any approval, authorization, certificate, consent, license, order, designation, permit and other similar authorization of all Regulatory Authorities except where any such violation would not have a Material Adverse Effect.

5.10 Compliance with the USA PATRIOT Act and U.S. Sanctions

The Merger Sub is not nor will it become: (i) a person whose property or interests in property are blocked pursuant to U.S. Sanctions; or (ii) a person or entity that knowingly engages in any dealings or transactions, or be otherwise knowingly associated, with any such person. The Merger Sub is not in violation of the USA PATRIOT Act. Merger Sub has complied in all respects with the Foreign Account Tax Compliance Act.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Parent hereby represents and warrants to the Corporation that as of the date hereof and the Closing Date:

6.1 Organization and Existence

6.1.1 The Parent is a corporation duly incorporated, organized and validly existing under the laws of the State of Nevada and has all corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

6.1.2 The Parent is duly qualified to do business in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where in the aggregate the failure to be so qualified is not, and is not reasonably expected to become, material.

6.2 Share Capital

The authorized share capital of the Parent consists of an unlimited number of common shares, of which there are [ ] common shares issued and outstanding issued as fully paid and non-assessable. In addition, there are presently no outstanding stock options to acquire common shares in the capital of the Parent. The Parent agrees to authorize a non-economic super voting class of shares (NESV Shares) on or before the Effective Time and further agrees to issue to the benefit of the Key Employee of the Corporation or her designate certain NESV Shares to be agreed upon at terms yet to be negotiated on or before the Effective Time.

6.3 Reporting Issuer

The Parent is not currently a fully reporting SEC filer and is not up to date with such requirements, but will become fully reporting under the SEC Act of 1934 on or before the Effective Time.

6.4 Authorization

6.4.1 The execution, delivery and performance by the Parent of this Agreement and the consummation of the transactions provided for herein are within the corporate powers of the Parent and have been duly authorized by all necessary corporate action on the part of the Parent. This Agreement has been duly and validly executed by the Parent and constitutes legal, valid and binding agreement of the Parent, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights and subject to general principles of equity.

6.4.2 The board of directors of Parent has unanimously: (i) determined that it is advisable and in the best interests of the Parent and its shareholders to merge with Merger Sub and into the Corporation upon the terms and subject to the conditions set forth herein; and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger. Approval of this Agreement by Parent's shareholders is not required under Applicable Law.

6.5 Governmental Authorizations

The execution, delivery and performance by the Parent of this Agreement requires no action by, consent or approval of, or filing with, any Regulatory Authority other than as expressly referred to in this Agreement, other than documents required to be filed by the Parent on EDGAR.

6.6 Non Contravention

The execution, delivery and performance of this Agreement by the Parent, and the consummation by the Parent of the transactions provided for herein, do not: (a) contravene or conflict with the Notice or Articles or Articles of the Parent; (b) contravene or constitute a default under any material agreement to which the Parent is a party; or (c) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to the Parent.

6.7 Absence of Certain Changes or Events

Except as disclosed in the Parent's most recent annual financial statements and subsequent interim financial statements prior to the date of this Agreement, since the date of the latest of the annual or interim financial statements of the Parent, the Parent has conducted its business only in the ordinary course of business and there has not occurred:

(a) any event, circumstance or action taken or failed to be taken which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Parent or its business; or

(b) any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set out in this Agreement materially untrue or incorrect as of the date when made.

6.8 Public Disclosure

6.8.1 The Parent has publicly disclosed in the documents filed on EDGAR any information regarding any event, circumstance or action taken or failed to be taken which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Parent or its business.

6.8.2 As of their respective filing dates, all such documents filed by Parent complied in all material respects with the requirements of the applicable securities laws.

6.8.3 The financial statements of the Parent and the interim financial statements of the Parent, including the notes thereto, included in the documents comply as to form and substance in all material respects with the published rules and regulations of the applicable securities laws with respect thereto, have been prepared in accordance with US GAAP accounting consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, which are subject to normal year-end adjustments) and present fairly the consolidated financial position of the Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of the interim financial statements, to normal year-end adjustments.

6.9 Labor, Employment and Benefit Matters.

6.9.1 There are no existing, or to the Knowledge of the Parent, threatened strikes or other labor disputes against the Parent or any Subsidiary that would be reasonably likely to have a Material Adverse Effect. To the Knowledge of the Parent, there is no organizing activity involving employees of the Parent or any Subsidiary pending or threatened by any labor union or group of employees.

6.9.2 The Parent and each Subsidiary is not, or during the five years preceding the date of this Agreement was not, a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Parent or any Subsidiary.

6.9.3 Each employee benefit plan of the Parent is in compliance in all material respects with all Applicable Law.

6.10 Absence of Litigation

As at the Escrow Date, there are no Proceedings pending or, to the Knowledge of the Parent, threatened against the Parent, its directors, officers, shareholders or financiers, or any of its subsidiaries or affiliates or any of their respective properties or assets at law or in equity, and there are no orders, by or before any arbitrator or Governmental Authority. To the Knowledge of the Parent, as of the date of this Agreement, no director, officer, shareholder, or financier of the Parent or any of its subsidiaries or affiliates is a defendant in any Proceeding to which the Parent or any of its subsidiaries is not also a defendant, including as a nominal defendant, in connection with his or her status as a director or officer of the Parent or any of its subsidiaries.

6.11 Parent Permits; Required Consents

The Parent has all material approvals, authorizations, certificates, consents, licenses, orders, designations, and permits and other similar authorizations of all Regulatory Authorities (and all other Persons) necessary for the operation of the Parent's business in substantially the same manner as currently operated by the Parent or affecting or relating in any way to the Parent's business (the "**Parent Permits**") and will continue to maintain such Parent Permits to operate the Parent's business in

substantially the same manner as currently operated by the Parent or affecting or relating in any way to the Parent's business, except where the failure to have any such Parent Permit would not have a Material Adverse Effect.

6.12 Compliance with Applicable Laws

To the Knowledge of the Parent, the Parent: (i) has not materially violated or infringed and is not in material violation of any Applicable Law, except for: (A) violations or infringements that have not been cured without imposition of restrictions or liability on the Parent, or (B) violations, the existence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent; and (ii) does not violate the terms of any approval, authorization, certificate, consent, license, order, designation, permit and other similar authorization of all Regulatory Authorities except where any such violation would not have a Material Adverse Effect.

6.13 Compliance with the USA PATRIOT Act and U.S. Sanctions

Neither Parent nor any of its Subsidiaries is or will become: (i) a person whose property or interests in property are blocked pursuant to U.S. Sanctions; or (ii) a person or entity that knowingly engages in any dealings or transactions, or be otherwise knowingly associated, with any such person. Neither Parent nor any of its Subsidiaries is in violation of the USA PATRIOT Act. Parent and its Subsidiaries have complied in all respects with the Foreign Account Tax Compliance Act. None of the Parent, Merger Sub nor any Subsidiary of the Parent is in violation of any applicable anti-money laundering statutes of jurisdictions where the Parent and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "**Anti-Money Laundering Laws**"), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Parent or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Parent, threatened.

6.14 Taxes

The Parent has prepared and filed all federal, state, provincial, local, foreign and other Tax Returns for income, gross receipts, sales, use and other Taxes and custom duties required by law to be filed by it on or prior to the Closing Date (taking into account applicable extensions). Such filed Tax Returns are complete and accurate in all material respects. The Parent has paid or made provisions for the payment of all Taxes shown to be due on such tax returns and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Parent and the Subsidiaries for all current Taxes to which the Parent or any Subsidiary is subject and which are not currently due and payable. None of the Tax Returns of the Parent for the past five (5) years has been audited by the Internal Revenue Agency. The Parent has not received written notice of any assessments, adjustments or contingent liability (whether federal, state, local or foreign) in respect of any Taxes pending or threatened against the Parent or any Subsidiary for any period which, if unpaid, would have a Material Adverse Effect on the Parent.

6.15 Insurance

The Parent is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Parent believes are prudent and customary in the businesses in which the Parent is engaged. The Parent has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar

insurers as may be necessary to continue its business without an increase in cost significantly greater than general increases in cost experienced for similar companies in similar industries with respect to similar coverage.

6.16 Trade Laws

None of the Parent or any Subsidiary of the Parent, their employees, agents, independent contractors, directors or officers has contravened the anti-bribery provisions of the *Foreign Corrupt Practices Act* (United States). For greater certainty, none of the Parent or any Subsidiary of the Parent or their employees, agents, independent contractors, directors or officers has, directly or indirectly,

(a) paid, given, offered or promised (or authorized to pay, give, offer or promise) money or anything of value in any form (including, for example, any fee, gift, sample, travel expense, entertainment, equipment, sample, loan, debt forgiveness, donation or grant) to:

(i) any Regulatory Authority;

(ii) any Person acting for or on behalf of any Regulatory Authority;

(iii) any candidate for political office; or

(iv) any other Person at the suggestion, request, direction or for the benefit of anyone described in this Section 6.12(a); or

(b) paid, given, offered or promised (or authorized to pay, give, offer or promise) any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in any form (whether in money, property or services) to any Person for favorable treatment in securing business or special concessions.

ARTICLE 7
COVENANTS OF THE CORPORATION

7.1 Conduct of the Business

7.1.1 During the Interim Period, other than with the express written approval of the Parent and the Merger Sub , the Corporation will conduct the Business consistent with past practice and will use commercially reasonable efforts to preserve intact the business organization, assets, relationships with employees, relationships with third parties and goodwill of the Corporation.

7.1.2 Without limiting in any way the foregoing, during the Interim Period, other than with the express written approval of the Parent and the Merger Sub, which approval will not be unreasonably withheld or delayed, the Corporation will not:

(a) adopt any material change in any method of accounting or accounting practice used by the Corporation other than by reason of a concurrent change in generally accepted accounting principles;

(b) amend its Certificate of Incorporation, articles, by-laws, or any other governing documents;

(c) except in the ordinary course of business consistent with past practice, enter into, materially amend or terminate any (individual or collective) employment, bonus, severance or retirement or Employee Benefit Plan, contract, policy, practice or arrangement, or increase any salary or other form of compensation payable or to become payable to any executives or employees of the Corporation; provided, however, that: (i) the Corporation may pay bonuses to, and/or may increase an employee's salary by, not more than $50,000 per employee per annum; and (ii) subject to (i), the Corporation will not pay any bonuses during the Interim Period to any person other than year-end bonuses consistent with past practice;

(d) sell, mortgage, pledge or otherwise dispose of any material assets or properties of the Corporation;

(e) declare, set aside or pay any management fee or dividend or make any other distribution with respect to the share capital of the Corporation or otherwise make a distribution or payment to any Shareholder;

(f) amalgamate, merge or consolidate with or agree to amalgamate, merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, or otherwise acquire, any corporation, partnership or other business organization or division thereof;

(g) except in the ordinary course of business consistent with past practice, grant any license or other rights with respect to any of the Intellectual Property Rights;

(h) authorize for issuance, issue, sell or deliver any additional shares of its share capital of any class or any securities or obligations convertible into shares of its share capital of any class or commit to doing any of the foregoing other than that contemplated in this Agreement;

(i) split, combine or reclassify any shares of the share capital of any class of the Corporation or, except in the ordinary course of business consistent with past practice, redeem or otherwise acquire, directly or indirectly, any shares of such share capital;

(j) incur or agree to incur any debt or guarantee any debt for borrowed money, including any debt to a Shareholder, or to any Affiliate or Associate of such Shareholder, except (i) debt incurred in the ordinary course of business consistent with past practice and not to exceed $100,000; (i) purchase money indebtedness not to exceed the amounts described in 7.1.2(o) below in the aggregate for the Corporation; or (ii) in the event that the failure to incur any such debt or guarantee any such debt would have a Material Adverse Effect;

(k) make any loan, advance or capital contribution to or investment to any Person unless in the ordinary course of business and in any event not in excess of $25,000 in the aggregate for the Corporation other than travel advances made in the ordinary course of

business by the Corporation to its employees to meet business expenses expected to be incurred by such employees;

(l) enter into any settlement with respect to any Proceeding set forth in the Disclosure Letter or consent to any order, decree or judgment relating to or arising out of any such Proceeding;

(m) take any action to hire, terminate, dismiss or cause the retirement of any employee of the Corporation other than in the ordinary course of business consistent with past practice;

(n) intentionally fail in any material respect to comply with any Applicable Laws; or

(o) make, or make any commitments for, any single capital expenditure exceeding $100,000 in the case of the Corporation, except for commitments from non-dilutive grant funds.

7.1.3 During the Interim Period, other than with the express written approval of the Parent the Corporation will:

(a) use best efforts to file all United States, foreign, federal, state, and local Tax Returns required to be filed and make timely payment of all applicable Taxes when due, in each case, taking into account applicable extensions;

(b) promptly notify the Parent and the Merger Sub of any action to which the Corporation has Knowledge that results in, or would reasonably be expected to result in, a Material Adverse Effect, or the occurrence of any breach by the Corporation of any covenant or agreement contained in this Agreement;

(c) provide the Parent and the Merger Sub with reasonable access to all books, records, contracts and/or other documents of the Corporation;

(d) use commercially reasonable efforts to maintain all current insurance coverage in respect of the Corporation and the Business;

(e) promptly notify the Parent and the Merger Sub in writing of the commencement of any Proceeding or the threat thereof by or against the Corporation;

(f) maintain all of the material Employee Benefit Plans, Intellectual Property Rights, and Insurance Policies in good standing and perform its obligations thereunder and under all Scheduled Contracts except where the failure to do so would not have a Material Adverse Effect; and

(g) use reasonable efforts to cause the representations and warranties of the Corporation to be true on the Closing Date; provided, however, that in connection therewith the Corporation will not be required to make any material change to its business, expend any funds other than in the ordinary course of business, or incur any obligations other than in the ordinary course of business.

7.2 Assistance with Obtaining Required Contractual Consents

During the Interim Period, the Corporation will use commercially reasonable efforts to obtain all Required Contractual Consents.

7.3 Financial

7.3.1 During the Interim Period, the Corporation will use commercially reasonable efforts to at all times maintain a positive balance with respect to the Corporation Excess Cash amount.

7.4 Net Worth Requirement

At the Closing, the Corporation will have at least $5,000,000 in net working capital (i.e., current assets less current liabilities) and at least $6,000,000 in net worth (i.e., total assets less total liabilities) so as to satisfy both the Working Capital Requirement and the Net Worth Requirement, after taking into account the payout of Loan Facility.

7.5 Confidentiality

7.5.1 The Corporation will, and will cause their employees, officers, directors, shareholders, outside advisors, agents, Affiliates, Associates and representatives to, treat this Agreement, the transactions contemplated hereby, and any data and information obtained with respect to the Parent and the Merger Sub or any of its Affiliates or Associates from any Representative of the Parent and the Merger Sub from any books or records of the Parent and the Merger Sub, confidential and with commercially reasonable care and discretion, and will not disclose any such information to third parties; provided, however, that the foregoing will not apply to (i) information in the public domain or that becomes public through disclosure by any party other than the Corporation, or any of their Affiliates, Associates or representatives, so long as such other party is not in breach of a confidentiality obligation; (ii) information that is required to be disclosed by Applicable Law , as requested by a Regulatory Authority with jurisdiction over the Corporation, or as necessary to obtain a Regulatory Approval; (iii) information that is disclosed by the Corporation or any of its respective Affiliates or Associates, on a confidential basis, to any of their respective employees, officers, directors, shareholders, outside advisors, agents, Affiliates, Associates and representatives in connection with or related to the consummation of the transactions contemplated hereby; (iv) information required to be disclosed to obtain any Required Consents; or (v) information that is independently developed by the Corporation, as evidenced by written records or other competent evidence.

7.5.2 In the event that this Agreement is terminated, the Corporation, upon the written request of the Parent and the Merger Sub, will, and will cause their representatives to, promptly deliver to the Parent and the Merger Sub any and all documents or other materials furnished by the Parent and the Merger Sub or any of their Affiliates to the Corporation in connection with this Agreement without retaining any copy thereof. In the event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by the Parent and the Merger Sub to the Corporation will be destroyed by the Corporation, or will be returned to the Parent and the Merger Sub, and the Corporation will confirm to the Parent and the Merger Sub in writing that all such materials have been returned or destroyed.

7.5.3 The parties hereto recognize and agree that in the event of a breach by the Corporation, of this Section 0, money damages may not be an adequate remedy for such breach and, even if money damages were adequate, it may be impossible to ascertain or measure with any degree of accuracy the damages sustained therefrom. Accordingly, if there should be a breach by the Corporation of the

provisions of this Section 0, the Parent and the Merger Sub and their Affiliates and Associates may be entitled to an injunction restraining such party from any breach without showing or proving actual damage sustained by the Parent and the Merger Sub or their Affiliates or Associates, as the case may be. Nothing in the preceding sentence will limit or otherwise affect any remedies that Merger Sub may otherwise have under Applicable Law.

7.5.4 These Confidentiality obligations will survive the termination of this Agreement.

7.6 Exclusive Dealing

7.6.1 From the date of this Agreement until the earlier of: (i) March 31, 2026; (ii) the date this Agreement is terminated in accordance with its terms; or (iii) the consummation of the Merger, the Corporation (including its respective Affiliates or Associates) will not, and will not instruct nor authorize any of their respective directors, officers, employees, partners, attorneys, advisors, accountants, agents or representatives to, do, either directly or indirectly, any of the following:

(a) solicit or initiate any submission of or any expression of interest, inquiry, proposal or offer from any person or entity (other than the Parent and the Merger Sub and their Associates and Affiliates) relating to a possible Acquisition Transaction;

(b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than the Parent and the Merger Sub and their Associates and Affiliates) relating to or in connection with a possible Acquisition Transaction, other than the provision of non-public information to parties who have the contractual right to such information (acquired prior to the date of this Agreement) based on existing contracts that do not relate to any possible Acquisition Transaction; or

(c) accept any acquisition, amalgamation or merger proposal or offer from any Person (other than the Parent and the Merger Sub or any of their Associates or Affiliates) relating to a possible Acquisition Transaction.

7.6.2 Upon the execution of this Agreement, the Corporation (including its respective Affiliates or Associates) will, and will cause each of their respective directors, officers, employees, partners, attorneys, advisors, accountants, agents or representatives to immediately discontinue any ongoing discussions or negotiations (other than with the Parent and the Merger Sub and their Associates and Affiliates) relating to any possible Acquisition Transaction.

7.7 Directors' and Officers' Insurance Coverage

7.7.1 Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the consummation of the Merger, whether asserted or claimed prior to, at or after the consummation of the Merger (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, will survive the Merger and will continue in full force and effect. The Corporation's Articles of Incorporation or Certificates of Incorporation and Bylaws (or comparable organizational or governing documents) and any other agreement affecting Directors and Officers will survive the Merger and will continue in full force and effect. For a period of six (6) years from the consummation of the Merger, Parent and the Surviving Corporation will (and Parent will cause the Surviving Corporation to) fulfill and honor all obligations of the Corporation to the current or former directors, officers or employees indemnitees with respect to all acts or omissions by them in their

capacities as such at any time prior to the Merger, to the fullest extent permitted by the Laws of the State of Nevada and the State of Washington.

7.7.2 Without limiting the provisions of Section 7.6.1, during the period commencing as of Closing and ending on the sixth (6th) anniversary of the Closing, the Surviving Corporation will to the extent permitted by Applicable Law indemnify and hold harmless each D&O Indemnitee against and from any costs or expenses (including reasonable attorneys' fees), judgments, inquiries, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (x) any action or omission or alleged action or omission in such D&O Indemnitee's capacity as a director, officer, employee, fiduciary or agent of the Corporation or any of its Subsidiaries or affiliates; or (y) the Merger, this Agreement and any transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Section 7.6.2 or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a covered person for which indemnification may be sought under this Section 7.6.2 unless such settlement, compromise, consent or termination includes an unconditional release of such covered person from all liability arising out of such claim, action, suit, proceeding or investigation, and does not include an admission of fault or wrongdoing by any D&O Indemnitee or such D&O Indemnitee otherwise consents in writing to such settlement, compromise, consent or termination.

7.7.3 Prior to the Closing, the Corporation will obtain and fully pay the premium for the non-cancellable extension of the directors' and officers' liability coverage of the Corporation's existing directors' and officers' insurance policies and the Corporation's existing fiduciary liability insurance policies (collectively, the "**D&O Insurance**"), in each case for a claims reporting or discovery period of at least six (6) years from and after the Closing with respect to any claim related to any period or time at or prior to the Closing from an insurance carrier with the same or better credit rating as the Corporation's current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Corporation's existing policies.

7.8 Access and Information

During the Interim Period, the Corporation will, in connection with the transactions contemplated by this Agreement, afford to the Parent and the Merger Sub and their Representatives reasonable access during normal business hours upon reasonable prior written notice, to the properties, offices, facilities, books and records of the Corporation. Notwithstanding the foregoing, the Corporation will not be required to provide access to or to disclose information which: (i) is prohibited under Applicable Law; (ii) is prohibited under the confidentiality provisions of any contract to which the Corporation is a party; or (iii) would cause the Corporation to waive its attorney-client privilege.

7.9 Corporation Shareholder Approval

The Corporation agrees to use commercially reasonable efforts to procure the Corporation 2/3rds majority Shareholder Approval within thirty (30) days of the date hereof.

7.10 Restrictive Covenant

Notwithstanding anything to the contrary contained herein, the Corporation or any of its agents will not, during the Interim Period, other than in the ordinary course of business unrelated to the

transaction contemplated by this Agreement, correspond or speak to any Person that sells or buys the Parent's or the Merger Sub's products or services or any Person that is a party to a contractual relationship with the Parent or the Merger Sub without the prior approval of and with the facilitation of the Parent or the Merger Sub, such approval not to be unreasonably withheld.

ARTICLE 8
COVENANTS OF THE MERGER SUB AND THE PARENT

8.1 Confidentiality

8.1.1 The Parent and the Merger Sub will, and will cause their employees, officers, directors, shareholders, outside advisors, agents, Affiliates, Associates and representatives to, treat this Agreement, the transactions contemplated herein, and any data and information obtained with respect to the Corporation or any of its Affiliates or Associates, from any representative, officer, director, agent or employee of the Corporation or from any books or records of the Corporation, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties and will not use any such information other than for the purposes contemplated by this Agreement; provided, however, that the foregoing will not apply to (i) information in the public domain or that becomes public through disclosure by any party other than the Parent or the Merger Sub or their Affiliates, Associates or representatives, so long as such other party is not in breach of a confidentiality obligation; (ii) information that is required to be disclosed by Applicable Law; (iii) information that is disclosed by the Parent or the Merger Sub or their Affiliates or Associates, on a confidential basis, to any of their respective agents, accountants, attorneys and prospective lenders or investors in connection with or related to the consummation of the transactions contemplated hereby, including the financing of the transactions contemplated by this Agreement provided that such Persons will agree to the confidentiality provisions contained herein and the Parent and the Merger Sub will be responsible for any breach of such provisions by any such Person; or (iv) information required to be disclosed to obtain any Required Consents.

8.1.2 In the event that this Agreement is terminated, the Parent and the Merger Sub, upon the written request of the Corporation, will, and will cause its representatives to, promptly deliver to the Corporation, any and all documents or other materials furnished by any such Person or any of their Affiliates to the Parent or the Merger Sub in connection with this Agreement without retaining any copy thereof. In the event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished to the Parent or the Merger Sub by the Corporation or any of and the Parent and the Merger Sub will confirm to the Corporation in writing that all such materials have been returned or destroyed.

8.1.3 The parties hereto recognize and agree that in the event of a breach by the Parent or Merger Sub of this Section 8.1, money damages may not be an adequate remedy for such breach and, even if money damages were adequate, it may be impossible to ascertain or measure with any degree of accuracy the damages sustained therefrom. Accordingly, if there should be a breach by the Parent or Merger Sub of the provisions of this Section 8.1, the Corporation and its Affiliates and Associates may be entitled to an injunction restraining such party from any breach without showing or proving actual damage sustained by them or their Affiliates or Associates, as the case may be. Nothing in the preceding sentence will limit or otherwise affect any remedies that the Corporation may otherwise have under Applicable Law.

8.1.4 These Confidentiality obligations will survive the termination of this Agreement.

8.1.5

8.2 Privacy and Personal Information

8.2.1 Without limiting the generality of Section 8.1, the Parent and the Merger Sub acknowledge that through contact with the Corporation, the Parent and the Merger Sub may come into contact with personal information of individuals ("**Corporation Personal Information**") for which the Corporation is responsible. The Parent and the Merger Sub agree that they will not, prior to Closing, without the prior written consent of the Corporation disclose or make available such Corporation Personal Information or any portion thereof to any other Person or entity except for designated employees or agents of the Parent and the Merger Sub who have a need to access the Corporation Personal Information in connection with the use thereof by the Parent and the Merger Sub in accordance with the terms of this Agreement, or other parties with the specific prior written authorization of the Corporation. No employee or agent will be designated by the Parent or the Merger Sub to access the Corporation Personal Information unless such employee or agent agrees to hold the Corporation Personal Information in confidence and limit use of the Corporation Personal Information to the uses permitted hereby in accordance with a written covenant at least as restrictive as the covenant given by the Parent and the Merger Sub contained in this Section 8.2.1 and the Parent or the Merger Sub, as applicable, will be responsible for any breach by any such Person of the provisions of this Section 8.2.1.

8.2.2 Without limiting the generality of Section 0, the Corporation acknowledges that through contact with the Parent and the Merger Sub, the Corporation may come into contact with personal information of individuals ("**Parent Personal Information**") for which the Parent or the Merger Sub are responsible. The Corporation agrees that it will not, prior to Closing, without the prior written consent of the Merger Sub or the Parent, disclose or make available such Parent Personal Information or any portion thereof to any other Person or entity except for designated employees or agents of the Corporation who have a need to access the Parent Personal Information in connection with the use thereof by the Corporation in accordance with the terms of this Agreement, or other parties with the specific prior written authorization of the Merger Sub or the Parent. No employee or agent will be designated by the Corporation to access the Parent Personal Information unless such employee or agent agrees to hold the Parent Personal Information in confidence and limit use of the Parent Personal Information to the uses permitted hereby in accordance with a written covenant at least as restrictive as the covenant given the Corporation contained in this Section 8.2.2 and the Corporation be responsible for any breach by any such Person of the provisions of this Section 8.2.2.

8.3 Regulatory Applications

The Parent and the Merger Sub agree to use commercially reasonable efforts to procure the Parent and Merger Sub Shareholders Consents;

8.4 Board Nominations and Composition

8.4.1 At Closing, the Corporation will have the right to appoint three (3) directors to the board of five (5) directors of the Parent; provided, however, that these rights will be subject to the suitability of the nominees in accordance with Applicable Law.

8.5 Certain Actions Prohibited

8.5.1 During the Interim Period, other than with the express written approval of the Corporation, the Parent will conduct its business in the ordinary course consistent with past practice and will preserve

intact the business organization, assets, relationships with employees, relationships with third parties and goodwill of the Parent and keep available the services of the present officers, employees, agents and other personnel of its business.

8.5.2 Other than in contemplation of or as required to give effect to the transactions contemplated by this Agreement or as otherwise permitted pursuant to this Agreement, the Parent will not, without the prior written consent of the Corporation, which consent will not be unreasonably withheld or delayed, directly or indirectly do or permit to occur any of the following prior to the Closing Date:

(a) issue, sell, grant, pledge, lease, dispose of, encumber or create any Lien on or agree to issue, sell, grant, pledge, lease, dispose of, or encumber or create any Lien on any shares of, or any options (other than in the ordinary course of business), warrants, calls, conversion privileges or rights of any kind to acquire any shares of the Parent;

(b) incur or commit to incur any debt, except in the ordinary and regular course of business (which debt shall not exceed $25,000 in the aggregate), or to finance its working capital requirements, or as otherwise contemplated herein in connection with the transactions contemplated by this Agreement;

(c) declare or pay any dividends or distribute any of properties or assets to shareholders with respect to the shares in the capital of the Parent;

(d) alter or amend the Parent's notice of articles or articles, other than as may be required in connection with the transactions contemplated herein;

(e) sell, mortgage, pledge or otherwise dispose of any substantial assets or properties of the Parent;

(f) amalgamate, merge or consolidate with or agree to amalgamate, merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, or otherwise acquire, any corporation, partnership or other business organization or division thereof;

(g) authorize for issuance, issue, sell or deliver any additional shares of its share capital of any class or any securities or obligations convertible into shares of its share capital of any class or commit to doing any of the foregoing;

(h) split, combine or reclassify any shares of the share capital of any class of the Parent or, except in the ordinary course of business consistent with past practice, redeem or otherwise acquire, directly or indirectly, any shares of such share capital; or

(i) knowingly fail in any material respect to comply with any Applicable Laws.

8.5.3 Nothing in Section 8.5.2 is intended to or will restrict the Parent from raising capital subject to the securities laws and consistent with its Confidentiality obligations under Section 8; provided, however, that such transactions will not, without the prior written consent of the Corporation, create dilution to a shareholder of the Parent (on a post-transaction calculation) of more than 25% or have an aggregate consideration of in excess of $30,000,000.

8.5.4 The Parent agrees not to undertake any of the transactions contemplated by Section 8.5.3 without providing prior written notice to the Corporation.

8.6 On-Site Due Diligence

While at the Premises, the Parent and the Merger Sub and its agents will comply with all rules imposed by the Corporation and will not correspond or speak to any Corporation employee without the prior approval of and with the facilitation of the Corporation. The Merger Sub and the Parent will work cooperatively with the Corporation to conduct such investigation in as efficient a manner as is reasonably possible to permit the Corporation to continue to operate in the ordinary course with limited interruptions and to avoid any the Corporation's employee who are not aware from becoming aware of the transactions contemplated by this Agreement.

8.7 Issuance and Listing of Consideration Shares

8.7.1 The Parent will issue, at Closing, the Consideration Shares in accordance with the terms hereof.

8.7.2 The Parent will use its commercially reasonable efforts to ensure that the Consideration Shares are continuously listed and posted for quotation on the OTCQB.

8.7.3 The Parent will use its commercially reasonable efforts to comply with all rules and requirements of the OTCQB at all times while the Consideration Shares are held by the Receiving Shareholders of the Corporation.

8.8 Restrictive Covenant

Notwithstanding anything to the contrary contained herein, the Parent and the Merger Sub and its agents will not, during the Interim Period, other than in the ordinary course of business unrelated to the transaction contemplated by this Agreement, correspond or speak to any Person that sells or buys the Corporation's products or services or any Person that is a party to a contractual relationship with the Corporation without the prior approval of and with the facilitation of the Corporation, such approval not to be unreasonably withheld.

8.9 Employees and Employee Benefits

(a) Parent shall offer employment to or cause employment to be offered to all employees who remain employed with the Corporation on the Closing Date (the "**Company Employees**"). Except as provided in the Disclosure Letter regarding key employees and consultants to the Corporation, for at least one (1) year following the Closing Date, Parent shall provide or cause to be provided to the Company Employees (i) a salary or wage level and bonus opportunity at least equal to the salary or wage level and bonus opportunity to which they were entitled immediately prior to the Closing Date and (ii) employee benefits that are, at a minimum, substantially comparable in the aggregate to the employee benefits provided to the Company Employees under the Employee Benefit Plans immediately prior to the Closing Date.

(b) Following the Closing Date, (i) Parent shall ensure, or cause to ensure, that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Company Employees or their dependents or beneficiaries under any

welfare benefit plans in which such Company Employees or their dependents or beneficiaries may be eligible to participate and (ii) Parent shall provide or cause to be provided that any costs or expenses incurred by Company Employees (and their dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.

(c) With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices, sponsored or maintained by Parent or its Affiliates (including the Corporation following the Closing Date), Parent shall grant, or cause to be granted to, all Company Employees from and after the Closing Date credit for all service with the Corporation and its predecessors prior to the Closing Date for purposes of eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual and severance, but excluding benefit accrual under any defined benefit pension plan and any such credit that would result in a duplication of benefits.

ARTICLE 9
COVENANTS OF ALL PARTIES

9.1 Escrow Documents

Each party hereto agrees to execute and deliver to the Escrow Agent, simultaneously with the execution and delivery of this Agreement, the Escrow Agreement and the currently existing Escrow Documents to which they are a party (some Escrow Documents will trail but will be delivered prior to closing) and to use commercially reasonable efforts to procure the execution and delivery of the relevant Escrow Documents by other parties.

9.2 Further Assurances

Each party hereto agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary (including obtaining the Required Consents) in order to evidence the consummation or implementation of the transactions provided for under this Agreement; provided, however, that none of the same will increase the liability of any party hereto or create additional warranties, representations, obligations or certifications beyond those expressly set forth in this Agreement.

9.3 Certain Filings

The parties hereto will cooperate with one another in determining whether any action by or in respect of, or filing with, any Regulatory Authority is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto will furnish information required in connection therewith and timely seek to obtain any such actions, consents, approvals or waivers.

9.4 Press Release

The Corporation acknowledges that the Parent is a public company and is required by Applicable Law to publicly announce certain events, including, without limitation, announcements regarding the proposed acquisition of the Corporation by the Parent through the consummation of the Merger and the existence and content of this Agreement (upon execution), the transactions contemplated hereby and the Closing. The Parent will provide the Corporation with a draft of the press release to be issued upon execution of this Agreement, at least two (2) business days prior to the expected issuance of such press release. The Parent will, subject to Applicable Law, incorporate into the press release any reasonable comments of the Corporation. The Corporation consents to the inclusion in any press release or other public announcement or filing of such information concerning them as may be required by Applicable Law or otherwise approved in writing by the Corporation.

9.5 Unintended Consequences

If this Agreement contains terms or conditions that result in unintended consequences to any party, the Parties agree to work together to make such amendments hereto such that such consequences are minimized if not avoided.

9.6 Compliance with Applicable Laws

The Parties will continue to observe all Applicable Laws, including all material securities laws and regulations.

ARTICLE 10
CONDITIONS TO CLOSING

10.1 Conditions to Obligation of the Parent and the Merger Sub

10.1.1 Unless waived by the Parent and the Merger Sub, the obligations of the Parent and the Merger Sub to complete the transactions contemplated by this Agreement at Closing are subject to the satisfaction of each of the following conditions:

(a) (i) The Corporation has substantially performed and satisfied each of their respective obligations hereunder required to be performed and satisfied by them on or prior to the Closing Date; and (ii) each of the representations and warranties of the Corporation contained herein will be true and correct in all material respects on the Closing Date as if made on the Closing Date (except to the extent such representations and warranties speak as of an earlier time, in which event such representations and warranties will be true and correct in all material respects as of such earlier time, or except as affected by transactions contemplated or permitted by this Agreement).

(b) The Merger Sub and the Parent will have received certificates signed by duly authorized executive officers of the Corporation to the effect that the conditions specified in

Section 10.1.1(a) above have been satisfied solely with respect to such party's obligations, representations and warranties.

(c) All Regulatory Approvals, the Corporation Shareholder Approval and any required Merger Sub and Parent Shareholders Consent will have been obtained to the satisfaction of the Parent and the Merger Sub acting reasonably without the imposition of any conditions that are or would become applicable to the Corporation, the Business, the Shares, or the Parent or the Merger Sub (or any of their Affiliates or Associates) after the Closing that would be materially burdensome upon the Corporation, the Business, the Shares, or the Parent or the Merger Sub (or any of their Affiliates or Associates) or their respective businesses substantially as such businesses have been conducted prior to the Closing Date or as said businesses, as of the date hereof, would be reasonably expected to be conducted after the Closing Date. All such approvals will be in effect, and no Proceedings will have been instituted or threatened by any Regulatory Authority with respect thereto as to which there is a material risk of a determination that would terminate the effectiveness of, or otherwise materially and adversely modify the terms of, any such approval; all applicable waiting periods with respect to such approvals will have expired; and all conditions and requirements prescribed by Applicable Law or by such approvals to be satisfied on or prior to the Closing Date will have been satisfied to the extent necessary such that all such approvals are, and will remain, in full force and effect assuming continued compliance with the terms thereof after the Closing.

(d) All Required Contractual Consents will have been obtained to the reasonable satisfaction of the Parent and the Merger Sub acting reasonably without the imposition of any conditions that are or will become applicable to the Corporation, the Business, the Shares or the Parent or the Merger Sub (or any of their Affiliates or Associates) after the Closing that would be materially burdensome upon the Corporation, the Business, the Shares or the Parent or the Merger Sub (or any of their Affiliates or Associates) or their respective businesses substantially as such businesses have been conducted prior to the Closing Date or as said businesses, as of the date hereof, would reasonably be expected to be conducted after the Closing Date. All such consents will be in effect. All conditions and requirements prescribed by any consent (or any such other consent) to be satisfied on or prior to the Closing Date will have been satisfied to the extent necessary such that all such consents (and all such other consents) are effective and enforceable, and will remain effective and enforceable against the Persons giving such consents (and such other consents) assuming continued compliance with the terms thereof. The Merger Sub and the Parent will have received a certificate signed by duly authorized executive officers of the Corporation on the Closing Date certifying the Required Contractual Consents that have then been obtained, attaching certified copies thereof, and certifying the Required Contractual Consents outstanding (if any).

(e) The transactions contemplated by this Agreement and the consummation of the Closing will not violate any Applicable Law. The operation of the Business will not have materially violated or infringed, or be in material violation or infringement of any Applicable Law (or any order, writ, injunction or decree of any Regulatory Authority, where such violations and infringements, individually or in aggregate, have resulted in, or would reasonably be expected to result in, a Material Adverse Effect. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court or any Regulatory Authority or any other legal restraint or prohibition preventing the

transfer and exchange contemplated hereby or the consummation of Closing, or imposing Damages in respect thereto, will be in effect, and there will be no pending or threatened actions or proceedings by any Regulatory Authority (or determinations by any Regulatory Authority) or by any other Person challenging or in any manner seeking to restrict or prohibit the transfer and exchange contemplated hereby or the consummation of the Closing, or to impose conditions that would be materially burdensome upon the Corporation, the Business, the Shares or the Parent or the Merger Sub.

(f) Since the date hereof, there will not have been any event, occurrence, development or state of circumstances or facts or change in the Corporation, or the Business (including any damage, destruction or other casualty loss) affecting the Corporation, or the Business that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect on the Corporation, the Business, the Shares or the Parent or the Merger Sub.

(g) None of the Parent, the Merger Sub, or the Corporation will have received notice from any third party of any adverse claim to the Shares constituting a Material Adverse Effect on Corporation.

(h) The Merger Sub and the Parent will have received a certificate signed by duly authorized executive officers of the Corporation certifying that: (i) attached thereto are true and complete copies of: (A) all resolutions adopted by the board of the Corporation authorizing the execution, delivery and performance of this Agreement and the Escrow Documents and the consummation of the transactions contemplated hereby and thereby; and (B) the Corporation Shareholder Approval; and (ii) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(i) Regulatory Approval to become fully reporting under the Securities and Exchange Act of 1934 is obtained no later than March 31, 2026, subject to any extensions in accordance with Section 2.3.

(j) The Corporation and all required signatory parties will have executed and delivered the Escrow Agreement to the Escrow Agent.

(k) The Corporation will have procured the execution and delivery of the Escrow Documents required to be executed and delivered by the Key Employee and the directors and officers in accordance with the terms of this Agreement to the Escrow Agent.

(l) The required form of directors' and officers' liability insurance will have been obtained (in accordance with Section 7.7) with respect to the Corporation.

(m) The Parent will have no more than 29,041,305 to 29,541,305 shares outstanding and 5,600,000 shares to be issued by the Parent on closing in the aggregate minimum of $15,000,000 in Investment Obligations raised by the Parent under the minimum raise scenario, and have up to 34,541,305 shares outstanding and 11,600,000 shares to be

issued by the Parent on closing for an aggregate maximum of $30,500,000 in Investment Obligations raised by the Parent under the maximum raise scenario. The numbers above do not include shares issued for accrued interest under the Investment Obligation.

(n) Not more than 10% of the outstanding Shares will be Dissenting Shares.

10.1.2 If any of the conditions contained in Section 10.1 are not performed or fulfilled at or prior to the Closing or any earlier dates which may be specified in this Agreement, the Parent and the Merger Sub may, by notice to the Corporation, terminate this Agreement, and the obligations of the Merger Sub, the Parent and the Corporation under this Agreement to proceed to Closing will thereupon terminate, except those investment and confidentiality obligations expressly surviving termination of this Agreement.

10.1.3 If the Parent and the Merger Sub elects to waive any condition, in whole or in part, and proceed with Closing, then such waiver by the Parent and the Merger Sub is with prejudice to any claims the Merger Sub or the Parent may have against the Corporation for breach of any covenant, representation or warranty by the Corporation.

10.2 Conditions to Obligation of the Corporation

10.2.1 The obligations of the Corporation to complete the transactions contemplated by this Agreement at Closing are subject to the satisfaction of each of the following conditions:

(a) (i) the Merger Sub and the Parent will have substantially performed and satisfied each of its obligations hereunder required to be performed and satisfied by it in order to complete the transactions contemplated by this Agreement on or prior to the Closing Date; (ii) each of the representations and warranties of the Merger Sub contained herein will be and will have been true and correct as of the date hereof and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier time, in which event such representations and warranties will be true and correct in all material respects as of such earlier time, or except as affected by transactions contemplated or permitted by this Agreement); and (iii) the Corporation will have received a certificate signed by a duly authorized executive officer of the Merger Sub to the foregoing effect and to the effect that the conditions specified within this Section 10.2.1(a) have been satisfied.

(b) All Regulatory Approvals will have been obtained on or prior to the Closing Date and such approvals are, and will remain, in full force and effect assuming continued compliance with the terms thereof after the Closing.

(c) The transactions contemplated by this Agreement and the consummation of the Closing will not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Regulatory Authority or any other legal restraint or prohibition preventing the transfer and exchange contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, will be in effect, and there will be no pending actions or proceedings by any Regulatory Authority (or determinations by any Regulatory Authority) or by any other Person challenging or seeking to materially restrict or prohibit the transfer and exchange contemplated hereby or the consummation of the Closing.

(d) Since the date hereof, there will not have been any event, occurrence, development or state of circumstances or facts or change in the Parent or Merger Sub affecting the Parent or Merger Sub or business of Parent or Merger Sub that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect.

(e) The Corporation will have received a certificate signed by duly authorized executive officers of Parent certifying that: (i) attached thereto are true and complete copies of all resolutions adopted by the board of Parent authorizing the execution, delivery and performance of this Agreement and the Escrow Documents and the consummation of the transactions contemplated hereby and thereby; and (ii) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) The Corporation will have received a certificate signed by duly authorized executive officers of Merger Sub certifying that: (i) attached thereto are true and complete copies of all resolutions adopted by the boards of Merger Sub authorizing the execution, delivery and performance of this Agreement and the Escrow Documents and the consummation of the transactions contemplated hereby and thereby; and (ii) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g) The Investment Obligations have been met or waived by the Corporation.

10.2.2 If any of the conditions contained in this Section 10.2 are not performed or fulfilled at or prior to the Closing or any earlier dates which may be specified in this Agreement, the Corporation may, by notice to the Merger Sub and the Parent, terminate this Agreement, and the obligations of the Merger Sub, the Parent, the Corporation, and the Shareholders of the Corporation to proceed to Closing under this Agreement will thereupon terminate.

10.2.3 If the Corporation elects to waive any condition, in whole or in part, and proceed with Closing, then such waiver is with prejudice to any claims the Corporation may have against the Merger Sub or the Parent for breach of any covenant, representation or warranty by the Merger Sub or the Parent.

ARTICLE 11
INDEMNIFICATION

11.1 Agreement to Indemnify

11.1.1 The Corporation and its Affiliates and Associates and each officer, director, shareholder, employee, representative and agent of any of the foregoing (collectively, the "**Shareholder Indemnitees**") will be indemnified and held harmless to the extent set forth in this Article 11 by the Surviving Corporation and the Parent in respect of any and all Damages incurred by any Shareholder Indemnitee as a result of any breach of any representation, warranty, covenant, obligation, or agreement made by the Merger Sub or the Parent in this Agreement.

11.1.2 Notwithstanding anything to the contrary contained in this Agreement, no Shareholder Indemnitee will be entitled to demand payment or elect set-off of any amount for any claim or claims for indemnification under this Article 11 unless and until the amount of the Damages exceeds $75,000 (the

"Merger Sub Basket"), and the Shareholder Indemnitee will be entitled to the whole amount of the Damages and not simply the excess. The Shareholder Indemnitees will provide the Surviving Corporation and the Parent with prompt written notice of all such claims, whether or not they exceed the Merger Sub Basket.

11.1.3 Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of the aggregate liability of the Surviving Corporation and the Parent for any indemnification obligations under this Section 11.1 will be $5,000,000(the **"Merger Sub Liability Cap"**); provided, however, that the Merger Sub Liability Cap will not apply to indemnification obligations relating to or arising out of actual fraud (and not constructive fraud).

11.2 Survival of Representation, Warranties and Covenants

Except as otherwise provided in Article 13, all representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained herein and all claims of any Parent Indemnitee or Shareholder Indemnitee in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in this Agreement, will survive the Closing for a period of eighteen (18) months, except with respect to any claim: (i) for actual fraud (and not constructive fraud), which will survive Closing for the period prescribed by the statute of limitations under Applicable Law; or (ii) with respect to an indemnity claim for any amounts paid to holders of Dissenting Shares, including (if applicable) any interest required to be paid thereon, that are in excess of what such holders would have received under this Agreement had such holders not been holders of Dissenting Shares, which will survive Closing for a period of six (6) months following the final judgment (which will no longer be subject to appeal) with respect to such amounts; or (iii) with respect to any representation or warranty given in Section 4.14, which will survive Closing for a period of twelve (12) months. After Closing, no party will have any liability or obligations to the other party in respect of any breach of any representation, warranty, covenant, agreement or obligation contained herein or in any contract, agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement, except for (and only to the extent of) any claim which has been made by a party and communicated in writing to the breaching party prior to the expiry of the time limits contained in the prior sentence.

11.3 Indemnification Procedures

11.3.1 If any Indemnitee receives notice of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a **"Third Party Claim"**) against such Indemnitee with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnitee will describe the Third Party Claim in reasonable detail, will include readily available copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or by giving written notice to the Indemnitee, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnitee will cooperate in good faith in such defense; provided, however, that if the Indemnifying Party is a Fund Shareholder, such Indemnifying Party will not have the right to defend or direct the defense of any such Third Party Claim that: (i) is asserted directly by

or on behalf of a Person that is a supplier or customer of the Indemnitee; or (ii) seeks an injunction or other equitable relief against the Indemnitee. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 11.3.2, it will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnitee. The Indemnitee will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel will be at the expense of the Indemnitee; provided, however, that if in the reasonable opinion of counsel to the Indemnitee: (A) there are legal defenses available to an Indemnitee that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnitee that cannot be waived, the Indemnifying Party will be liable for the reasonable fees and expenses of counsel to the Indemnitee in each jurisdiction for which the Indemnitee determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnitee in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnitee may, subject to Section 11.3.2, pay, compromise, defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim. The Shareholders' Representatives and the Parent will cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

11.3.2 Notwithstanding any other provision of this Agreement, the Indemnifying Party will not enter into settlement of any Third Party Claim without the prior written consent of the Indemnitee, except as provided in this Section 11.3.2. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee and provides, in customary form, for the unconditional release of each Indemnitee from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to that effect to the Indemnitee. If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer. If the Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnitee has assumed the defense pursuant to Section 11.3.1, it will not agree to any settlement without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

11.3.3 Any action by an Indemnitee on account of Liability which does not result from a Third Party Claim (a "**Direct Claim**") will be asserted by the Indemnitee giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) calendar days after the Indemnitee becomes aware of such Direct Claim. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnitee will describe the Direct Claim in reasonable detail, will include readily available copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnitee. The Indemnifying Party will have twenty (20) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The

Indemnitee will allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee will assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Surviving Corporation's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 20 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which case the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

11.3.4 Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Corporation or any of its Subsidiaries (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.18 or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article 13) will be governed exclusively by Article 13 hereof.

11.3.5 For the avoidance of doubt, to the extent a Parent Indemnitee is entitled to indemnification pursuant to this Article 11, the Surviving Corporation may cause such obligation to be reduced by reducing the principal amount payable to the Receiving Shareholders pursuant to the Promissory Note in the inverse order of maturity, and such reduction to the principal amount payable to the Receiving Shareholders pursuant to the Promissory Note will be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Applicable Law.

11.4 Exclusive Remedy

The parties acknowledge and agree that, other than with respect to claims for equitable relief in respect of covenants and agreements of the parties herein, and other than for claims of actual fraud (and not constructive fraud), their sole remedy after the Closing for any Damages as a result of any breach of any representation, warranty, covenant or agreement contained in this Agreement will be the indemnification provisions set forth in this Article 11. For the avoidance of doubt, the preceding sentence will not apply to a claim of Damages for breach of any provision of this Article 11, and any party claiming such Damages may exercise any and all remedies it may have in law or in equity in that regard.

11.5 Gross-Up

Notwithstanding anything to the contrary contained herein, the amount of any Damages for which indemnification is provided under this Article 11 will be computed net of any third party insurance proceeds actually received by the Indemnitee in connection therewith and will exclude consequential damages, lost profits and punitive damages except to the extent that consequential damages, lost profits and punitive damages are components of awards by claims from third parties or arise out of or are related to fraud.

ARTICLE 12
TERMINATION

12.1 Termination

12.1.1 This Agreement may be terminated at any time prior to the Closing as follows, under the following conditions:

(a) by mutual consent of the parties; or

(b) by the Parent and the Merger Sub, pursuant to Section 10.1 hereof; or

(c) by the Corporation pursuant to Section 10.2 hereof; or

(d) by the Merger Sub or the Parent, if any representation or warranty made herein for the benefit of the Merger Sub or the Parent is untrue in any material respect or the Corporation will have defaulted in the performance of any material obligation herein contained, the Merger Sub of the Parent have notified the Corporation of the fact that a representation or warranty is untrue or of the default, and such untrue statement or default has remained uncured for a period of ten (10) days after such notice (and the Closing Date will be extended to the last day of such period); or

(e) by the Corporation, if any representation or warranty made herein for the benefit of the Corporation is untrue in any material respect or the Merger Sub or the Parent will have defaulted in the performance of any material obligation herein contained, the Corporation have notified the Merger Sub and the Parent of the fact that a representation or warranty is untrue or of the default, and such untrue statement or default has remained uncured for a period of ten (10) days after such notice (and the Closing Date will be extended to the last day of such period); or

(f) by the Merger Sub, the Parent or the Corporation if the Closing has not occurred by [March 31, 2026], subject to any extensions in accordance with Section 2.3; provided, however, that the right to terminate this Agreement under this Section 12.1.1(f) will not be available to any party if the action of such party or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

12.1.2 If this Agreement is terminated in accordance with this Section 12.1.2, the parties agree to instruct the Escrow Agent to safely and confidentially destroy the Escrow Documents in accordance with the terms of the Escrow Agreement.

ARTICLE 13
TAX MATTERS

13.1 Tax Covenants

13.1.1 Without the prior written consent of the Parent and the Merger Sub, which consent shall not be unreasonably withheld, conditioned or delayed, prior to the Closing, the Corporation will not make, change or rescind any material Tax election, or file any amended Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Parent or the Surviving Corporation in respect of any Tax period following Closing.

13.1.2 All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Escrow Documents (including any real property transfer Tax and any other similar Tax) will be borne and paid by the Shareholders when due.

13.2 Termination of Existing Tax Sharing Agreements

Any and all existing Tax sharing agreements (whether written or not) binding upon the Corporation will be terminated as of the Closing Date. After such date the Corporation or any of their Representatives will not have any further rights or liabilities thereunder.

13.3 Tax Returns

13.3.1 The Corporation will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and will timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Returns will be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law).

13.3.2 The Parent will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Surviving Corporation and its Subsidiaries after the Closing Date with respect to a Tax period pre-Closing and for any Straddle Period. Any such Tax Returns will be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law).

13.3.3 The Parent and the Surviving Corporation acknowledge and agree that notwithstanding anything herein to the contrary, any items relating to the Corporation Transaction Costs and any payments relating to the cancellation or exercise of any Options and any other compensatory payments contemplated by this Agreement, to the extent such items are deductible under Applicable Law relating to Taxes, shall be allocated solely to the Pre-Closing Tax Periods or the portion of any Straddle Period ending on the Closing Date, and not to any taxable period (or the portion of any Straddle Period) beginning after the Closing Date, for purposes of preparing and filing any Tax Returns and for purposes of determining the amount of Taxes payable.

13.4 Straddle Period

In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a "**Straddle Period**"), the portion of any such Taxes that are treated as pre-Closing Taxes for purposes of this Agreement will be:

(a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital or net worth; (ii) imposed in connection with the sale, transfer or assignment of property; or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

13.5 Tax Cooperation and Exchange of Information

13.5.1 The Surviving Corporation and the Parent will provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article 13, amended Tax Return or claim for refund, determining a liability for Tax or a right to a refund of Tax or in connection with any audit or other proceeding in respect of Taxes of the Surviving

Corporation. Such cooperation and information will include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. The Surviving Corporation and the Parent (and their respective employees) will make themselves available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 13.5. Each of the Surviving Corporation and the Parent will retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Corporation or any Subsidiaries of the Corporation for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Corporation or any Subsidiaries of the Corporation for any taxable period beginning before the Closing Date, the Surviving Corporation or the Parent (as the case may be) will provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

13.5.2 The Surviving Corporation and the Parent further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Regulatory Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

13.6 Tax Refunds

The amount of any refunds (including any refunds resulting from overpayment, prepayment or payment of estimated amounts of Taxes or utilization or carry back of any deductions relating to Corporation Transaction Costs or net operating losses relating thereto) or credits of Taxes (including any interest paid or credited by any Regulatory Authority with respect thereto) of, or with respect to, the Corporation and its Subsidiaries that are attributable to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date shall be solely for the benefit of the Surviving Corporation, and the Parent shall pay the amount of such refunds or credits within five (5) Business Days of the receipt thereof.

13.7 FIRPTA Statement

On the Closing Date, the Corporation will deliver to the Merger Sub and the Parent a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Corporation is or ever was a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-2(c)) (the "**FIRPTA Statement**").

13.8 Survival

Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.18 and this Article 13 will survive for the full period of applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) calendar days.

13.9 Overlap

To the extent that any obligation or responsibility pursuant to Article 11 may overlap with an obligation or responsibility pursuant to this Article 13, the provisions of this Article 13 will govern.

ARTICLE 14
MISCELLANEOUS

14.1 Notices

All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given: (i) if personally delivered, when so delivered; (ii) if mailed, five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (iii) if given by email, once such notice or other communication is transmitted to the email address specified below, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iii) if sent through an overnight delivery service in circumstances under which such service guarantees next day delivery, the day following being so sent:

(a) If to the Corporation:

AVM Biotechnology Inc.
1700 7th Avenue, Suite 2100
Seattle, Washington 98101 USA

Attention: Theresa Deisha, CEO and President
Email: tdeisher@avmbiotech.com

(b) If to the BioMed:

BioMed360 Solutions Corp
777 Hornby Street, Suite 970
Vancouver, BC V6Z 1S4 Canada

Attention: William Thomas, Chief Executive Officer
Email: billt22@hotmail.com

with a copy to: rick.skeith@dentons.com

(c) If to the Parent:

Ai Technology Group Inc.
2020 Prospect Way
Bellingham, Washington 98225 USA

Attention: Marcus Johnson, Chief Executive Officer
Email: mjarch@me.com

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests,

demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

14.2 Amendments; No Waivers

14.2.1 This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time whether before or after receipt of the Corporation Shareholder Approval; provided, however, that after the Corporation Shareholder Approval has been obtained, there will not be any amendment that by Applicable Law or in accordance with the rules of the Exchange requires further approval by the shareholders of the Corporation without such further approval of such shareholders nor any amendment or change not permitted under Applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

14.2.2 Except as expressly provided herein, no waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. Except as expressly provided herein, no failure or delay by a party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.3 Expenses

Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and enclosing and carrying out the transactions provided for herein will be paid by the party incurring such cost or expense.

14.4 Successors and Assigns

This Agreement will be binding upon and enure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, which approval will not be unreasonably withheld.

14.5 Governing Law and ADR

This Agreement will be governed by, and interpreted and enforced in accordance with, the laws in force in the State of Washington (excluding any conflict of laws rule or principle that might refer such interpretation to the laws of another jurisdiction). All disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination will be resolved by mediation. If the mediation is unsuccessful, the dispute will be resolved by binding arbitration conducted by JdR LLC, https://www.jdrllc.com.

14.6 Counterparts; Effectiveness

This Agreement and the documents relating to the transactions contemplated by this Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which will be deemed to be an original, with the same effect as if the signatures thereto were upon the same instrument and delivered in person. This Agreement and such documents will become effective when

executed by all parties thereto. In the case of delivery by telecopy by any party, that party will forthwith deliver a manually executed original to each of the other parties.

14.7 Entire Agreement

Other than the Confidentiality Agreement, this Agreement (including the Schedules and Exhibits referred to herein, which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.

14.8 Survival

If Closing occurs under this Agreement, the survival of representations, warranties, covenants and agreements will be governed by Section 11.2 hereof. If this Agreement is terminated prior to Closing, the provisions of Article 1 and Section3.1, s 7.5, 0, 8.1, 8.2, 8.3 and Article 13 will survive the termination of this Agreement.

14.9 Severability

If any provision of this Agreement, or the application thereof to any Person, place or circumstance, will be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances will remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms will provide for the consummation of the transactions contemplated hereby in substantially the same manner and on substantially the same terms as originally set forth at the later of the date this Agreement was executed or last amended.

14.10 Construction

The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

14.11 Meaning of Include and Including

Whenever in this Agreement the word "include" or "including" is used, it will be deemed to mean "include, without limitation" or "including, without limitation", as the case may be, and the language following "include" or "including" will not be deemed to set forth an exhaustive list.

14.12 BioMed360

BioMed360 is made a party to this Agreement for the sole purpose of ensuring that its advance on behalf of the Parent of Tranche 1 of the Investment Obligation is confirmed as part of the Investment Obligation and the rights and obligations of the same are recognized as if the Parent had made such advances.

14.13 Third Party Beneficiaries

Except as expressly set forth herein, no provision of this Agreement will create any third party beneficiary rights in any Person, including any employee or former employee of the Corporation or any Affiliate or Associate thereof (including any beneficiary or dependent thereof).

14.14 Interpretation

Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," and derivative or similar words refer to this entire Agreement; (d) the terms "Article," "Section" or "Schedule" refer to the specified Article, Section or Schedule of this Agreement; and (e) a reference to a number of days will refer to calendar days unless Business Days are specified. The headings of the various Sections of this Agreement have been inserted only for the purposes of convenience, are not part of this Agreement and will not be deemed in any manner to modify, explain, qualify or restrict any of the provisions of this Agreement.

14.15 Waiver of Conflicts Regarding Representation

The Parent hereby waives and will not assert, and agrees to cause the Surviving Corporation to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the "**Post-Closing Representation**"), of any officer, director of the Corporation (any such Person, a "**Designated Person**") in any matter involving this Agreement or the transactions contemplated hereby, by any legal counsel currently representing the Company in connection with this Agreement or the transactions contemplated hereby (the "**Current Representation**"). The Parent hereby waives and will not assert, and agrees to cause the Surviving Corporation to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with the Parent, and following the Closing, with the Surviving Corporation, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the applicable Designated Person.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AI TECHNOLOGY GROUP INC.

By: (Aug 1, 2025 13:21:50 PDT)

Name: Marcus Johnson
Title: Chief Executive Officer

BIOMED360 SOLUTIONS CORP.

By: william thomas
william thomas (Aug 1, 2025 13:19:21 PDT)

Name: William Thomas
Title: Chief Executive Officer

AVM BIOTECHNOLOGY INC.

By:

Name: Theresa Deisher
Title: Chief Executive Officer, Director

Schedule A – Patents

As of 29 October 2024, the portfolio comprises **22 granted patents**, and **55 pending applications**, as set out below. Please note that granted European cases are counted as 1 granted patent but in practice cover a variable number of countries (representing a bundle of granted patents) dependent on where the patent was validated. More detail on this is included in the tables on the following pages.

- Patent-102 (spPSC) Family: 2 granted patents.
- Patent-103 (CAR-T pre-conditioning) Family: 11 granted patents, 3 pending applications.
- Patent-104 (immunoablative therapies) Family: 7 granted patents, 8 pending applications.
- Patent-105 (formulation) Family: 4 granted patents, 13 pending applications.
- Patent-106 (AVM-NKT) Family: 12 pending applications.
- Patent-107 (covid-19) Family: 6 pending applications.
- Patent-108 (ICAM3 apoptosis) Family: 1 pending application.
- Patent-109 (human AVM-NKT) Family: 9 pending applications.

Patent-102 (spPSC) Family – Personalized production of biologics and method for reprogramming somatic cells

Inventor(s): Deisher TA.
Earliest priority date: 3 January 2011.
Filing date: 3 January 2012.

Jurisdiction	Mewburn Reference	Application Number	Status	Comments
US	007433873	15/369,776	GRANTED	Granted claims viewable here
IL	007433550	227299	GRANTED	

Patent-103 (CAR-T pre-conditioning) Family – Replacement of cytotoxic preconditioning before cellular immunotherapy

Inventor(s): Deisher TA.
Earliest priority date: 1 April 2017.
Filing date: 30 March 2018.

Jurisdiction	Mewburn Reference	Application Number	Status	Comments
US	007433691	15/976,630	GRANTED	Granted claims viewable here
US	007883820	17/542,712	PENDING	

JP	007433717	2018-551293	GRANTED	Granted claims viewable here
JP	007514771	2020-049116	GRANTED	Granted claims viewable here
EP	007450117	18722262.5	GRANTED	Granted claims viewable here Validated as European Unitary Patent (17 countries) and national validations in Ireland, Norway, Spain, Switzerland, United Kingdom
HK	007567548	19131313.9	GRANTED	HK registration of granted EP application
BR	007535289	BR1120190202145	PENDING	
CA	007535297	3054443	PENDING	
CN	007535305	201880021900.0	GRANTED	Granted claims viewable here
EA	007535313	201992346	GRANTED	
IL	007535370	269209	GRANTED	Granted claims viewable here
MX	007535321	MX/a/2019/011679	GRANTED	
SG	007535362	11201907744Q	GRANTED	
KR	007535354	10-2019-7031661	GRANTED	Granted claims viewable here

Patent-104 (immunoablative therapies) Family – Immunoablative therapies

Inventor(s): Deisher TA.
Earliest priority date: 3 October 2018.
Filing date: 3 October 2019.

Jurisdiction	Mewburn Reference	Application Number	Status	Comments
US	007436181	16/227,068	GRANTED	Granted claims viewable here
US	007904501	17/281016	GRANTED	Granted claims viewable here
JP	007436199	2019-182659	PENDING	
EP	007541980	19201254	GRANTED	Granted claims viewable here Validated as national validations in Belgium, Switzerland, Germany, Spain, France, United Kingdom, Ireland, Italy, Netherlands, Norway, Sweden,Turkey
EP	007904410	19786713	PENDING	
HK	008168841	62021044687.3	PENDING	HK registration of pending EP application
AU	007904485	201935500	PENDING	
BR	007904451	BR1120210062807	PENDING	
CA	007904493	3113969	PENDING	
CN	007904428	201980076619.1	PENDING	
EA	007904444	202190927	GRANTED	
MX	007904469	MX/a/2021/003797	PENDING	
SG	007904519	11202103031S	PENDING	

Jurisdiction	Mewburn Reference	Application Number	Status	Comments
ZA	007904477	2021/02727	GRANTED	
KR	007904436	10-2021-7013417	PENDING	

Patent-105 (formulation) Family – Stable glucocorticoid formulation

Inventor(s): Deisher TA, Jarzyna A, Duncan I.
Earliest priority date: 14 November 2018.
Filing date: 14 November 2019.

Jurisdiction	Mewburn Reference	Application Number	Status	Comments
US	007664212	16/885815	PENDING	
JP	007664246	2020-529561	GRANTED	Granted claims viewable here
JP	008410755	2023-084640	PENDING	
EP	007664220	19817060.7	PENDING	
HK	007869043	62021024576.2	PENDING	HK registration of pending EP application
AU	007919285	2019378874	PENDING	
BR	007919293	BR1120210093656	PENDING	
CA	007919301	3118505	PENDING	
CN	007664238	201980007393.X	PENDING	
EA	007919319	202191345	PENDING	
IN	007919327	202117023632	GRANTED	
IL	007919335	283199	PENDING	
MX	007919343	MX/a/2021/005665	PENDING	
NZ	007919350	776605	PENDING	
SG	007919368	11202104702V	GRANTED	
SG	008541427	10202303538U	PENDING	
ZA	007919376	2021/03509	PENDING	
KR	007664253	10-2020-7017795	GRANTED	Granted claims viewable here

Patent-106 (AVM-NKT) Family – Lymphocyte population and methods for producing same

Inventor(s): Deisher TA, McKay SW.
Earliest priority date: 28 February 2020.
Filing date: 26 February 2021.

Jurisdiction	Mewburn Reference	Application Number	Status	Comments
AU	008311409	2021227925	PENDING	
BR	008311417	BR112022016803 9	PENDING	
CA	008311391	3168378	PENDING	
CN	008311425	202180028199.7	PENDING	
EA	008311458	202292480	PENDING	
EP	008311367	21713284.4	PENDING	
HK	008443939	62023074065.1	PENDING	HK registration of pending EP application
IL	008311383	295952	PENDING	
JP	008311375	2022551251	PENDING	
KR	008311433	MX/a/2022/010674	PENDING	
MX	008311441	10-2022-7033562	PENDING	
US	008311359	17/801293	PENDING	

Patent-107 (covid-19) Family – Novel therapies

Inventor(s): Deisher TA, McKay SW.
Earliest priority date: 29 April 2020.
Filing date: 28 April 2021.

Jurisdiction	Mewburn Reference	Application Number	Status	Comments
BR	008342677	BR1120220216912	PENDING	
CN	008342669	202180031406.4	PENDING	
EP	008342644	21729980.9	PENDING	
JP	008342651	2022-565781	PENDING	
KR	008342685	10-2022-7041735	PENDING	
US	008342636	17/921128	PENDING	

Patent-108 (ICAM3 apoptosis) Family – Methods of treatment using ICAM-modulating agents

Inventor(s): Deisher TA, McKay SW.
Earliest priority date: 1 June 2020.
Filing date: 1 June 2020 / 1 June 2021.

Jurisdiction	Mewburn Reference	Application Number	Status	Comments
US	008349771	17/927919	PENDING	

Patent-109 (human AVM-NKT) Family

Inventor(s): Deisher TA, McKay SW, Parthasarathy V, Zahid Y.
Earliest priority date / filing date: 1 September 2021.

Jurisdiction	Mewburn Reference	Application Number	Status	Comments
CA	008569683	3229529	PENDING	
CN	008569691	202280063410.3	PENDING	
EA	008582397	202490557	PENDING	
EP	008582389	22777453.6	PENDING	
IL	008569709	311041	PENDING	
JP	008569717	2024-513469	PENDING	
KR	008569725	10-2024-7010710	PENDING	
SG	008569733	11202401383V	PENDING	
US	008569741	18/683814	PENDING	

As of 29 October 2024, the portfolio comprises **22 granted patents**, and **55 pending applications**, as set out below. Please note that granted European cases are counted as 1 granted patent but in practice cover a variable number of countries (representing a bundle of granted patents) dependent on where the patent was validated. More detail on this is included in the tables on the following pages.

- Patent-102 (spPSC) Family: 2 granted patents.
- Patent-103 (CAR-T pre-conditioning) Family: 11 granted patents, 3 pending applications.
- Patent-104 (immunoablative therapies) Family: 7 granted patents, 8 pending applications.
- Patent-105 (formulation) Family: 4 granted patents, 13 pending applications.
- Patent-106 (AVM-NKT) Family: 12 pending applications.
- Patent-107 (covid-19) Family: 6 pending applications.
- Patent-108 (ICAM3 apoptosis) Family: 1 pending application.
- Patent-109 (human AVM-NKT) Family: 9 pending applications.

AVM-Ai Merger Agreement - 2025.07.31

Final Audit Report 2025-08-01

Created:	2025-08-01
By:	Mia Lor (mlor@avmbiotech.com)
Status:	Signed
Transaction ID:	CBJCHBCAABAAdTJgE7gZKHUCwOsTu2SfhotSzXAYdKVe

"AVM-Ai Merger Agreement - 2025.07.31" History

Document created by Mia Lor (mlor@avmbiotech.com)
2025-08-01 - 7:50:32 PM GMT

Document emailed to Theresa Deisher (tdeisher@avmbiotech.com) for signature
2025-08-01 - 7:56:05 PM GMT

Email viewed by Theresa Deisher (tdeisher@avmbiotech.com)
2025-08-01 - 7:57:33 PM GMT

Document e-signed by Theresa Deisher (tdeisher@avmbiotech.com)
Signature Date: 2025-08-01 - 7:57:56 PM GMT - Time Source: server

Document emailed to william thomas (billt22@hotmail.com) for signature
2025-08-01 - 7:58:02 PM GMT

Email viewed by william thomas (billt22@hotmail.com)
2025-08-01 - 8:18:47 PM GMT

Document e-signed by william thomas (billt22@hotmail.com)
Signature Date: 2025-08-01 - 8:19:21 PM GMT - Time Source: server

Document emailed to Marcus Johnson (mjarch@me.com) for signature
2025-08-01 - 8:19:24 PM GMT

Email viewed by Marcus Johnson (mjarch@me.com)
2025-08-01 - 8:19:42 PM GMT

Document e-signed by Marcus Johnson (mjarch@me.com)
Signature Date: 2025-08-01 - 8:21:50 PM GMT - Time Source: server

Agreement completed.
2025-08-01 - 8:21:50 PM GMT